IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

:
In re:	:	Chapter 11
:
O2DIESEL CORPORATION and O2DIESEL FUELS, INC.,	: :	Case No. 09-12585 (KJC)
:
Debtors.	:	(Jointly Administered)

THE DEBTORS IN THESE CASES ARE SMALL BUSINESSES.  AS A RESULT, THE DEBTORS ARE PERMITTED TO DISTRIBUTE THIS PLAN AS A DISCLOSURE STATEMENT TO PROVIDE YOU WITH ADEQUATE INFORMATION FOR YOU TO CAST YOUR BALLOT BEFORE ITS FINAL APPROVAL BY THE COURT.

FIRST AMENDED JOINT PLAN OF REORGANIZATION OF
O2DIESEL CORPORATION AND
O2DIESEL FUELS, INC.

MARK E. FELGER (No. 3919)
COZEN O’CONNOR
1201 Market Street, Suite 1400
Wilmington, DE  19801
Telephone:  (302) 295-2000
Facsimile:  (302) 295-2013

- and -

JERROLD N. POSLUSNY, JR., ESQUIRE
COZEN O’CONNOR
LibertyView, Suite 300
457 Haddonfield Road
Cherry Hill, NJ  08002
Telephone:  (856) 910-5000
Facsimile:  (877) 526-3069

TABLE OF CONTENTS

i

	A.	General Overview		10

	B.	Definitions		11

V.	TREATMENT OF CREDITORS UNDER THE PLAN			16

	A.	Unclassified Claims		16
		1.	Administrative Expenses and Fees	16
		2.	Priority Tax Claims	17

	B.	Classified Claims and Interests		17
		1.	Secured Claims	17
		2.	Priority Non-Tax Claims	17
		3.	General Unsecured Claims	18
		4.	Equity Interest Holders	19

	C.	Acceptance or Rejection of Plan		19

	D.	Means of Effectuating the Plan		19
		1.	Effective Date Distributions and Funding	20
		2.	Cancellation of Class 4 Equity Interests	20
		3.	Issuance of New Equity Interests of O2 Corp.	20
		4.	Certificate of Incorporation	21
		5.	Post-Confirmation Management	21
		6.	Corporate Action	21

VI.	TREATMENT OF MISCELLANEOUS ITEMS			22

	A.	Waiver of Avoidance Actions		22

	B.	Executory Contracts and Unexpired Leases		22
		1.	Assumptions	22
		2.	Rejections	23

	C.	Changes in Rates Subject to Regulatory Commission Approval		24

	D.	Retention of Jurisdiction.		24

	E.	Procedures for Resolving Contested Claims.		25

	F.	Notices under the Plan		25

	G.	Exculpation		25

	H.	Section 1146 Exemption		25

	I.	Heading, Article and Section References		26

	J.	Severability		26

ii

	K.	Successors and Assigns	26

	L.	Payment Default	26

	M.	Presentation of Plan Distributions, Undeliverable Distributions	26

	N.	De Minimus Distribution	26

VII.	EFFECT OF CONFIRMATION OF PLAN		27

	A.	Discharge	27

	B.	Confirmation Injunction	27

	C.	Revesting of Property in the Debtors	27

	D.	Modification of Plan	28

	E.	Termination of the Automatic Stay	28

	F.	Post-Confirmation Conversion/Dismissal	28

	G.	Post-Confirmation Quarterly Fees	28

	H.	Dissolution of the Committee	28

TABLE OF EXHIBITS

A.
Order (A) Approving the Plan as the Disclosure Statement, (B) Providing a Schedule for Confirmation and Approving Solicitation Procedures, (C) Approving Procedures for a Competitive Process, and (D) Approving a Break-Up Fee and Expense Reimbursement

iii

I. INTRODUCTION

O2Diesel Corporation and O2Diesel Fuels, Inc., are the debtors and debtors in possession in the above-captioned Chapter 11 Cases.1  On July 21, 2009, the Debtors commenced these bankruptcy cases by filing voluntary Chapter 11 petitions under the Bankruptcy Code.  The Debtors are the proponents of this joint plan of reorganization (the “Plan”) within the meaning of section 1129 of the Bankruptcy Code.

Under section 1125(f)(1) of the Bankruptcy Code, the Court has preliminarily approved that a vote to accept or reject the Plan can be solicited from holders of Claims based upon the Plan alone.  In other words, the Court has not required the Debtors to prepare and serve a separate disclosure statement.

Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, those restrictions on modifications set forth in Article VII.D of this Plan and the written consent of the Plan Funder, the Debtors expressly reserve the right to alter, amend or modify this Plan, one or more times, before its substantial consummation.

II. CONFIRMATION PROCEDURES

A.	Persons Potentially Eligible to Vote on the Plan

In determining acceptance of the Plan, votes will only be counted if submitted by a Creditor whose Claim is duly scheduled by one of the Debtors as undisputed, non-contingent and unliquidated, or who, prior to the Voting Deadline, has filed with the Court a proof of claim which has not been disallowed prior to the Confirmation Hearing.  The ballot form that you received concurrently herewith does not constitute a proof of claim.  If you are uncertain whether your Claim has been correctly scheduled, you should check the Debtors’ Schedules, which are on file at the office of the Clerk of the Court located at:  United States Bankruptcy Court, 824 North Market Street, 3rd Floor, Wilmington, Delaware 19801.  The Clerk of the Court will not provide this information by telephone.

B.	Time and Place of the Confirmation Hearing

The Confirmation Hearing at which the Court will determine whether to consider the Plan as the disclosure statement (if any such objections are filed) and/or whether to confirm the Plan, will take place before the Honorable Kevin J. Carey on September 15, 2009 at 10:00 a.m. (Eastern Time), 824 North Market Street, 5th Floor, Courtroom 5, Wilmington, Delaware 19801.  The Confirmation Hearing may be adjourned from time to time without further notice other than by announcement in Court.

1 Capitalized terms not otherwise defined herein are defined in Article IV, below.

C.	Deadline For Objecting to the Confirmation of the Plan

Objections to confirmation of the Plan, must be filed with the Court and served upon the Debtors’ attorneys Cozen O’Connor c/o Mark E. Felger, Esquire, 1201 North Market Street, Suite 1400, Wilmington, Delaware 19801 and Jerrold N. Poslusny, Jr., Esquire, LibertyView, Suite 300, 457 Haddonfield Road, Cherry Hill, NJ 08002 and Energenics’ attorneys, Andrew M. Parlen, Esquire, O’Melveny & Myers LLP, 400 South Hope Street, Los Angeles, CA 90071 and Christopher M. Samis, Richards Layton & Finger, One Rodney Square, 920 North King Street, Wilmington, DE 19801 by September 8, 2009 at 4:00 p.m. (Eastern Time).

D.	Identity of Person to Contact for More Information Regarding the Plan

Any interested party desiring further information about the Plan should contact Mark E. Felger or Jerrold N. Poslusny, Jr. at Cozen O’Connor.

E.	Casting Ballots

1.	Completing and Returning Ballots

Holders of Claims entitled to vote on the Plan received a ballot with this Plan.  All votes to accept or reject the Plan must be cast by using the enclosed ballot (or manually executed copies thereof).  No other votes will be counted.

Please fill out the ballot and return it to:

Cozen O’Connor
1201 North Market Street, Suite 1400
Wilmington, Delaware 19801
Attn:  Maryann Millis

DO NOT RETURN ANY OTHER DOCUMENTS WITH YOUR BALLOT.

TO BE COUNTED, BALLOTS MUST BE COMPLETED, SIGNED AND ACTUALLY RECEIVED BY THE DEBTORS AT THE ABOVE ADDRESS on or before 4:00 p.m. (Eastern Time) on September 8, 2009, or such later date to which this solicitation is extended by the Debtors or the Court.  If you choose to return the completed ballot by mail, enough time should be allowed to ensure timely delivery.  Ballots received after the ballot deadline may not be counted in the voting unless the Court so orders.  If you have any questions about the procedure for voting, or if you did not receive a ballot, received a damaged ballot or have lost your ballot, or have any questions about the Plan, please call (302) 295-2020 and leave a message stating the case name, your name and a phone number where you can be reached.

Unless the ballot being furnished with this Plan is timely submitted on or prior to the Voting Deadline, the Debtors may reject such ballot as invalid and, therefore, decline to count it in connection with seeking confirmation of the Plan by the Court.

2.	Revocation of Ballots

Notwithstanding Bankruptcy Rule 3018(a), a Claimant that has previously cast a ballot may change or re-cast its ballot prior to the above deadline.  However, only the last timely filed ballot received from a Claimant will be considered.  Thereafter, ballots may only be changed or revoked by order of the Court.

3.	Who Can Vote in More Than One Class

A Creditor whose Claim has been allowed partially in one class and partially in another class is entitled to accept or reject the Plan in both capacities by casting one ballot for each class in which it holds a Claim.

4.	Incomplete Ballots

Any ballot received that does not indicate either an acceptance or rejection of the Plan will be deemed as an acceptance of the Plan.

5.	Waivers of Defects, Irregularities, Etc.

Unless otherwise ordered by the Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawal of ballots will be determined by the Debtors in their sole discretion.  The Debtors reserve the right to contest the validity of any revocation or withdrawal.  The Debtors also reserve the right to reject any and all ballots not in proper form, the acceptance of which would, in the Debtors’ opinion, be unlawful or prejudicial.  The Debtors further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular ballot.  The Debtors’ interpretation, unless otherwise ordered by the Court, will be final and binding on all parties.  Unless waived, any defects or irregularities in connection with deliveries of ballots must be cured within such time as the Debtors (or the Court) determine.  Neither the Debtors nor any other Person will be under any duty to provide notification of defects or irregularities with respect to deliveries of ballots nor will any of them incur any liabilities for failure to provide such notification.  Unless otherwise directed by the Court, delivery of such ballots will be deemed not to have been made until such irregularities have been cured or waived.

F.	Confirmation Requirements

1.	Votes Necessary to Confirm the Plan

The Court cannot confirm the Plan unless (a) all impaired classes have voted to accept the Plan or (b) at least one impaired class has accepted the Plan without counting the votes of any insiders within that class, and the Plan is eligible to be confirmed by “cramdown” on non-accepting classes, as discussed below.

2.	Votes Necessary for a Class to Accept the Plan

A class is considered to have accepted the Plan when more than one-half in number and at least two-thirds in dollar amount of the allowed Claims that actually voted, voted in favor of the Plan.  A class of Equity Interests is considered to have accepted the Plan when at least two-thirds in amount of the Allowed Equity Interest Holders of such class which actually voted, voted to accept the Plan.

3.	Treatment of Nonaccepting Classes

As noted above, even if the Plan is not accepted by all impaired classes, the Court may nonetheless confirm the Plan if the nonaccepting classes are treated in the manner required by the Bankruptcy Code.  The process by which nonaccepting classes are forced to be bound by the terms of the Plan is commonly referred to as “cramdown.”  The Bankruptcy Code allows the Plan to be “crammed down” on nonaccepting classes if it meets all confirmation requirements except the voting requirements of section 1129(a)(8) of the Bankruptcy Code if (i) one non-insider impaired class accepts the Plan, (ii) the Plan does not “discriminate unfairly,” and (iii) the Plan is “fair and equitable” toward each impaired class that has not voted to accept the Plan as referred to in section 1129(b) of the Bankruptcy Code and applicable case law.

G.	Disclaimer

The Court’s approval of the Plan does not constitute either a guaranty of the accuracy of the information contained herein or an endorsement of the Plan.  This Plan is the only document authorized by the Court to be used in connection with the solicitation of votes accepting the Plan.  No representations other than those explicitly set forth in this Plan are authorized concerning the Debtors, including the value of their assets or the Claims of their Creditors.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:

All forward-looking statements contained herein or otherwise made by the Debtors or Plan Funder involve material risks and uncertainties and are subject to change based on numerous factors, including factors that are beyond the Debtors’ or Plan Funder’s control.  Accordingly, the Debtors’ or Reorganized Debtors’ future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in this Plan.  The Debtors do not undertake to publicly update or revise their forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

This Plan has been prepared pursuant to section 1125(f)(1) of the Bankruptcy Code and Bankruptcy Rules 3016 and 3017.1 and is not necessarily in accordance with federal or state securities laws or other similar laws.  The issuance of Equity Interests under the Plan to the Plan Funder has not been registered under the Securities Act or similar state securities or “blue sky” laws.  The issuance of Equity Interests pursuant to Article V of the Plan are being made in reliance on the exemption from registration specified in section 1145 of the Bankruptcy Code.  None of the stock to be issued on the Effective Date has been approved or disapproved by the Securities and Exchange Commission or by any state securities commission or similar public, governmental, or regulatory authority, and neither the Securities and Exchange Commission, nor any such state authority has passed upon the accuracy or adequacy of the information contained in this Plan.  Any representation to the contrary may be a criminal offense.  Persons or entities trading in or otherwise purchasing, selling or transferring securities of the Debtors should evaluate this Plan in light of the purposes for which they were prepared.

Except as otherwise specifically noted, the financial information contained herein has not been audited by a certified public accountant and has not necessarily been prepared in accordance with generally accepted accounting principles.

All parties in interest are encouraged to read the entire Plan carefully, including the exhibits, before deciding to vote either to accept or reject the Plan.  Holders of Claims should not, however, construe the contents of this Plan as providing any legal, business, financial, or tax advice and should consult with their own advisors.

III. BACKGROUND

A.	Description and History of the Debtors’ Businesses

The Debtors are Delaware companies headquartered in Newark, Delaware.  O2 Corp. is a public holding company owning 100% of the stock of O2Diesel Europe, Ltd (“O2 Europe”), an Irish company, and O2Diesel Quimicos, Ltda., a Brazilian company (“O2 Quimicos”).  O2 Europe owns the controlling interest in O2 Inc., O2Diesel Asia, Ltd. (“O2 Asia”), an Irish company;2 and O2Diesel R&D, Spa, S.L., a Spanish company.

O2 Inc. is a wholly owned subsidiary of O2 Europe and is responsible for the Debtors’ United States-based operations.

O2 Corp., along with its subsidiaries, has developed a proprietary additive product designed to enable diesel transportation fuels to burn cleaner by facilitating the addition of ethanol as an oxygenate to those fuels.  This blend of ethanol, diesel and the Debtors’ proprietary technology is known, marketed and trademarked as “O2Diesel.”

O2Diesel delivers exceptional performance and environmental benefits for centrally-fueled fleets and diesel powered equipment of all kinds and substantially reduces harmful emissions without sacrificing power and performance.

Prior to the Petition Date, the Debtors were developmental stage companies focused on raising capital, performing research and developing and bringing their products to market.  As development stage companies, the Debtors relied on shareholders’ capital and loans for working capital.

2 Energenics has paid the purchase price to acquire 80% of the stock of O2 Asia, but such purchase remains unconsummated because Energenics has not yet paid certain required transfer fees and taxes.

In 2006, the Debtors entered into a subcontract to develop a new fuel for the United States Air Force.  The fuel, a blend of ethanol biodiesel and an additive package, was developed and tested between 2006 and 2007, and was known as O28.  O28 received technical approval in late 2008 but requires an approved specification before it can be bought and used by the military.  The Debtors, however, encountered delays in the approval of the military fuel specification, on which the Debtors were focusing most of their efforts and resources.  As further discussed below, this coupled with other factors led to the Debtors filing these Chapter 11 Cases.

B.	Events Leading to Chapter 11 Filing

Until 2007 the Debtors had been able, through a series of private investments in public equity transactions and lateral debt transactions, to raise sufficient capital to meet their working capital needs.  In early 2008, the Debtors began experiencing a significant lack of working capital.  The Debtors’ continued inability to raise new capital resulted in concerns as to whether the Debtors would be able to continue as a going concern.  In June 2008, the Debtors decided to cut costs dramatically and to actively market the companies.  For example, the executive team and Debtors’ boards of directors ceased all salary and fee payments to themselves, which cessation continued through the Petition Date.

In 2008, the Debtors retained BGR Capital & Trade, LLC (“BGR”), an investment banking firm based in Washington, DC, to assist the Debtors with their marketing efforts.  BGR contacted over thirty companies in the chemical and fuel industries to locate a buyer.  Unfortunately, none of the parties that BGR contacted was interested in the Debtors.

In June 2008, while BGR was marketing the Debtors, the Debtors entered into merger discussions with KL Energy (“KL”).  KL appeared to be a good fit for the Debtors because the Debtors held licenses to use KL’s technology in Europe and KL had been a supporter of the Debtors’ fuel for some time.  As discussions progressed, KL agreed to provide $250,000 of financing to the Debtors so the Debtors could continue operating (the “KL Note”), which financing was secured by certain intellectual property of O2 Corp. and its subsidiaries.  However, shortly after the financing closed, the economy collapsed and KL lost interest in acquiring or merging with the Debtors.  Merger discussions with KL ended in or around February, 2009.

Energenics is an entity holding approximately 1.6% of O2 Corp.’s outstanding common stock.  Energenics also has paid the purchase price to acquire 80% of the stock of O2 Asia, but such purchase remains unconsummated because Energenics has not yet paid certain required transfer fees and taxes.  In June, 2008, Energenics loaned $750,000 to O2 Corp., which loan is evidenced by that certain Convertible Promissory Note dated June 17, 2009 issued by O2 Corp.

In April, 2009, Energenics expressed an interest in acquiring the stock of O2 Corp., and therefore, obtaining O2 Corp.’s ownership interest in each of the other O2 entities (including O2 Inc.).  Concurrently therewith, the Debtors helped facilitate Energenics’ purchase of the KL Note from KL at par value pursuant to that certain Purchase and Call Option Agreement dated April 25, 2009.  Under that agreement, KL has the right to repurchase the KL Note from Energenics for a cash payment of $250,000 under certain circumstances.

The Debtors continued negotiating with Energenics, and the parties ultimately agreed upon a term sheet in June, 2009 providing, inter alia, that subject to the terms and conditions set forth therein (and Court approval where necessary), Energenics would (i) provide a secured bridge loan in the amount of $200,000 in order to allow the Debtors to continue in existence pending and prepare for their Chapter 11 filings (the “Bridge Loan”), (ii) provide debtor in possession financing in the amount of $430,000 (including refinancing the Bridge Loan) (the “DIP Financing”), and (iii) fund the Debtors’ emergence from Chapter 11 and thereby acquire the stock of O2 Corp. through a chapter 11 plan of reorganization.  These cases were commenced in order to effectuate those agreements with Energenics.

C.	The Debtors’ Capital Structure

Energenics is the Debtors’ sole pre-petition secured creditor.  In addition to holding the KL Note, Energenics provided the Bridge Loan to the Debtors to enable the Debtors to continue their limited operations and to retain professionals to assist with preparing their Chapter 11 petitions, various “first day” pleadings, and this Plan.  The Bridge Loan is secured by all personal property of the Debtors and is guaranteed by O2 Europe.

As of the Petition Date, the outstanding obligation under the Bridge Loan is $200,000, plus interest.  The Debtors have filed a motion for authority to enter into the DIP Financing in the amount of approximately $430,100.  A portion of the DIP Financing would be utilized to repay the Bridge Loan in full.

O2 Corp. and O2 Inc. have approximately $1,810,000 and $500,000 of non-insider debt, respectively.  Therefore, the Debtors are both “small business debtors” as the term is defined in section 101(51D) of the Bankruptcy Code.

As a holding company, O2 Corp.’s assets consist of its ownership interests in O2 Europe and O2 Quimicos plus certain intellectual property.  Because O2 Europe’s primary assets are its intellectual property and its ownership interests in its subsidiaries, and its limited operations produce very little, if any, revenue, the Debtors believe that the market for these assets is quite limited and it is difficult to determine the market value of O2 Corp.’s interest in O2 Europe.  Because O2 Quimicos has no operations or other assets, the Debtors believe that O2 Quimicos has no market value.

O2 Inc.’s assets consist primarily of accounts receivable from its government sub-contracts and a small inventory of fuel with nominal market value.

For the quarter ended September 30, 2008, O2Corp. had 135,000,000 shares of common stock (the “Common Stock”) authorized for issuance of which 84,981,812 shares were outstanding.  In addition, pursuant to various stock option plans, as of September 30, 2008, there were outstanding options to purchase an additional 4,542,500 shares of Common Stock.  As of September 30, 2008, there were over 1,000 record holders of Common Stock.  Energenics owns 1,371,742 shares of Common Stock and holds out of the money warrants for 13,000,000 shares of Common Stock.

D.	The DIP Financing Facility and Plan Summary

On the Petition Date, the Debtors filed the DIP Financing Motion. If approved by the Court, the DIP Financing Motion will authorize Energenics to provide the DIP Financing Facility to the Debtors.  The DIP Loan Agreement requires (i) the Debtors to file their Plan on the Petition Date, (ii) the Plan (or any Alternative Plan) to be confirmed within 60 days of the Petition Date, and (iii) the Plan (or any Alternative Plan) to become effective prior to 12 days after confirmation of the Plan (or any Alternative Plan).  Pursuant to the DIP Loan Agreement, if Energenics is not the successful bidder for the Debtors’ assets and/or the Debtors confirm a plan with an alternate Plan Funder, Energenics is entitled to the Break-Up Fee and the Expense Reimbursement.

The Plan, as required by the DIP Loan Agreement, provides for the cancellation of existing stock of O2 Corp. and for reorganized O2 Corp. to issue new common stock to Energenics.  In exchange for newly issued common stock in O2 Corp., Energenics will pay $780,000 through:  (a) a credit bid of the DIP Financing Facility and the KL Note, and (b) a cash payment of $100,000 to the Reorganized Debtors for distribution to allowed priority and general unsecured claims (the “Plan Funding Amount”).  In addition, Energenics, if it is the Plan Funder, will waive any distribution on account of its claim arising from the Energenics Note.  Assuming general unsecured creditors receive distributions of 5% of the allowed amount of their claims, Energenics’ waiver constitutes an additional $39,500 of consideration paid in exchange for the common stock of reorganized O2 Corp.  The overall value of Energenics’ offer is approximately $819,500 (plus any interest and fees accrued under the DIP Financing Facility, which interest and fees shall be part of the credit bid thereof).

The Plan classifies Claims into five (5) classes:  (i) Class 1: Energenics Secured Claim, (ii) Class 2: Priority Non-Tax Claims, (iii) Class 3: Unsecured Claims of both Debtors, (iv) Class 4: Equity Interests of O2 Corp., and (v) Class 5: Equity Interests of O2 Inc.  In addition, the Plan provides for the treatment of, but does not classify, Administrative Expenses and Priority Tax Claims.

The Plan provides that Administrative Expenses, Priority Tax Claims, and Priority Non-Tax Claims will be paid in full on the Effective Date or at such later date as any such Claims are allowed by the Court. The Plan Funding Amount will be used to pay first any Allowed Administrative Expenses in excess of amounts provided for in the Budget (other than fees and interest due under the DIP Loan Agreement, which fees and interest may not be paid from the Plan Funding Amount) (such Allowed Administrative Expenses, as defined in Article IV.B hereof,  the “Plan Funding Administrative Expenses”) , second, any Allowed Priority Tax Claims and Allowed Priority Non-Tax Claims in full, and third to any Allowed Class 3 Claims (Allowed Unsecured Claims) on a pro rata basis.  The Debtors estimate that there will be no Plan Funding Administrative Expenses.  The Debtors further estimate that, in the aggregate, Allowed Priority Tax Claims and Allowed Priority Non-Tax Claims will total approximately $1,000, leaving approximately $99,000 to be (i) used for costs of reconciling Claims and making distributions on account of Allowed Claims, and (ii) distributed pro rata on account of Allowed Unsecured Claims.

The Debtors estimate that Allowed Unsecured Claims will total approximately $2,300,000.  Because, contingent on its being the Plan Funder, Energenics has agreed to waive any distribution on account of its Claim arising from the Energenics Note (approximately $790,000), the Debtors estimate that the distribution on account of Allowed Unsecured Claims will be shared pro rata by Unsecured Claims totaling approximately $1,500,000.  Thus, assuming there are no Plan Funding Administrative Expenses and that Allowed Priority Tax Claims and Allowed Priority Non-Tax Claims total approximately $1,000, even if fees and expenses incurred reconciling and making distributions on account of Unsecured Claims total $25,000, the Debtors estimate that recoveries to holder of Allowed Unsecured Claims will total approximately 5% of the allowed amount of such Claims.

With respect to Energenics’ Class 1 Claim (i.e. the Claim related to the KL Note), the Plan provides that the KL Note, which was purchased by Energenics from KL Energy Corporation at par value on or about April 25, 2009, will be deemed satisfied on the Effective Date and that no fees or interest will be paid on account of the KL Note.  The KL Note is secured by a pledge of O2 Corp.’s interest in certain patents.3  Therefore, Energenics shall be entitled to vote as the holder of a Secured Claim that is impaired under the Plan.

E.	Alternatives to Confirmation of the Plan

The Debtors believe that the Plan provides a recovery to creditors that is greater than or equal to the probable recoveries by creditors if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code.  Having marketed the Debtors’ assets for many months prior to the Petition Date, it is the Debtors’ business judgment that the Plan represents the highest and best return for creditors.  In the Debtors’ judgment, liquidation of the Debtors’ assets will yield far less value, as most of the assets are equity interests in subsidiaries and intellectual property, which transfer is highly restricted, and the value of which is hard to quantify and is most likely worth little, and certainly less than the $430,100 DIP Financing Facility amount, in a liquidation scenario.  Any alternative sale of assets either pursuant to an alternative plan or via a motion pursuant to section 363 of the Bankruptcy Code is highly unlikely to yield material proceeds, as the value of the Debtors’ hard assets are de minimis.  Moreover, after months of marketing, the deal set forth in the Plan is the only concrete proposal that the Debtors received.

F.	Potential for a Competitive Process and an Alternate Transaction

Confirmation of the Plan, as filed, is subject to a “Competitive Process” that has been put in place pursuant to a separate motion filed by the Debtors on the Petition Date (the “Competitive Process Motion”), which motion is incorporated in its entirety herein by reference.  On August 3, 2009, the Bankruptcy Court entered an order, a copy of which is attached as Exhibit A, approving the Competitive Process.

3 Because the DIP Financing Facility, if approved, will prime the KL Note, in conjunction with seeking approval of the DIP Financing Facility, the Debtors have requested that adequate protection be provided to Energenics on account of the KL Note in the form of a junior lien on all assets of the Debtors.

Under the Competitive Process, Energenics is serving as the stalking horse bidder for the equity of reorganized O2 Corp. pursuant to the Plan.  The Competitive Process will be conducted by the Debtors who will solicit higher and better offers for the equity of reorganized O2 Corp.  If one or more Qualified Bids are received by the Bid Deadline (as defined in the Competitive Process Motion) then an auction will be held on September 11, 2009 at 10:00 a.m. (Eastern Time) at the Philadelphia, Pennsylvania offices of the Debtors’ counsel, Cozen O’Connor, 1900 Market Street, Philadelphia, Pennsylvania.

Any party wishing to obtain information with respect to submitting a competing bid should contact the Debtors’ attorneys:

MARK E. FELGER, ESQUIRE
COZEN O’CONNOR
1201 North Market Street, Suite 1400
Wilmington, DE  19801
Telephone:  (302) 295-2000
Facsimile:  (302) 295-2013
Email:  mfelger@cozen.com

or

JERROLD N. POSLUSNY, JR., ESQUIRE
COZEN O’CONNOR
LibertyView, Suite 300
457 Haddonfield Road
Cherry Hill, NJ  08002
Telephone:  (856) 910-5000
Facsimile:  (877) 526-3069
Email:  jposlusny@cozen.com

The Debtors believe that the Competitive Process will both maximize the return for all creditors of these estates, and provide an adequate market test to ensure that fair value is paid and received for the equity in the Reorganized Debtors.

G.	Management of the Debtors Before and After the Bankruptcy

Prior to and since the Petition Date, Alan Rae has been Debtors’ president and chief executive officer.  Mr. Rae has served in these capacities and managed the Debtors’ operations since their formation.

IV. GENERAL OVERVIEW AND DEFINITIONS

A.	General Overview

As required by the Bankruptcy Code, the Plan classifies Claims and Equity Interests into various classes according to their right to priority of payments as provided in the Bankruptcy Code.  The Plan states whether each class of Claims or Equity Interests is Impaired or unimpaired.  The Plan provides the treatment each class will receive under the Plan.

B.	Definitions

Scope of Definitions.  For purposes of this Plan, except as expressly otherwise provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings assigned to them in this section of the Plan.  In all references herein to any parties, persons, entities, or corporations, the use of any particular gender or the plural or singular number is intended to include the appropriate gender or number as the text may require.

1.             Administrative Expense means any cost or expense of administration of these Chapter 11 Cases allowable under 11 U.S.C. § 507(a), including, without limitation, any actual and necessary expenses of preserving the Debtors’ estates; any actual and necessary expenses of operating the Debtors’ businesses during the Chapter 11 Cases; any indebtedness or obligation incurred or assumed by the Debtors in connection with the conduct of their businesses or for the acquisition or lease of property or the rendition of services to the Debtors, during these Chapter 11 Cases; all allowances of compensation and reimbursement of expenses; any fees or charges assessed against the estate of either Debtor under Chapter 123, Title 28, of the United States Code; and the reasonable fees and expenses incurred by the Debtors or the Committee (if one is formed) in connection with the proposal and confirmation of this Plan.

2.             Alliance means the Alliance for Sustainable Energy, LLC, managing and operating contractor of NREL Division, Prime Contract number AC36-09GO28308, which entity is the successor contractor to and the assignee of the Midwest Research Institute, NREL, Prime Contract number DE-AC36-99GO10337.

3.             Alliance/NREL Contract means, individually or collectively as appropriate in context, subcontract number ZCL-3-32068-01 and ACO-6-44130-01 between O2 Inc. and Alliance.

4.             Allowed when used as an adjective preceding the words “Claim” or “Equity Interest,” means any Claim against, or Equity Interest of the Debtors, proof of which was filed on or before the Bar Date, or, if no proof of claim or Equity Interest is filed, which has been scheduled by the Debtors pursuant to 11 U.S.C. § 521(1) (and not scheduled as disputed, contingent or unliquidated), and, in either case, a Claim as to which no objection to the allowance thereof has been filed within the time allowed by the Plan, or as to which any objection has been filed and such Claim has been allowed in whole or in part by a Final Order.  Unless otherwise specified in the Plan, “Allowed Claim” and “Allowed Equity Interest” shall not, for purposes of computation of distributions under the Plan, include interest on the amount of such Claim or Equity Interest from and after the Petition Date.

5.             Allowed Administrative Expense means any Administrative Expense allowed under 11 U.S.C. § 507(a)(1).

6.             Alternative Transaction means confirmation of an alternate plan with substantially the same terms as this Plan, but to another entity for an amount greater than the Plan Funding Amount.

7.             Avoidance Actions means any action to avoid a transfer of property of the Debtors, or of an interest of the Debtors in property, arising under 11 U.S.C. §§ 544, 546, 547, 548 and/or 550.  If all Impaired Classes vote in favor of the Plan and a Confirmation Order is entered by the Court, then, upon the Effective Date, the Debtors will be deemed to have waived the right to pursue any Avoidance Actions.

8.             Bankruptcy Code means 11 U.S.C. §§ 101, et seq., as amended.

9.             Bankruptcy Rules means the rules and forms of practice and procedure in bankruptcy, promulgated under 28 U.S.C. § 2075 and also referred to as the Federal Rules of Bankruptcy Procedure.

10.           Bar Date means the last day by which Creditors can timely file proofs of claim, which day is, except as otherwise set forth in the as set forth in the Order Establishing Bar Dates for Filing Proofs of Claim and Approving Form and Manner of Notice entered by the Bankruptcy Court on July 20, 2009, (i) September 8, 2009 for all Persons other than governmental units, and (ii) January 18, 2010 for governmental units.

11.           Break-Up Fee means an Administrative Expense of $20,000 that will be paid to Energenics if an Alternative Transaction is approved and consummated.

12.           Budget means as defined in the DIP Loan Agreement.

13.           Business Day means and refers to any day except Saturday, Sunday, and any other day on which commercial banks in Delaware are authorized by law to close.

14.           Chapter 11 Cases means the cases under Chapter 11 of the Bankruptcy Code in which O2Diesel Corporation and O2Diesel Fuels, Inc., are the debtors.

15.           Claim means any right to payment from the Debtors whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from the Debtors whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured, further defined in 11 U.S.C. § 101(5).

16.           Closing means the date that all Effective Date Conditions are met, and the Debtors and the Plan Funder close on the transfer of O2 Corp.’s equity to the Plan Funder.

17.           Committee means the Official Committee of Unsecured Creditors, if one is formed.

18.           Confirmation Hearing means a hearing before the Court for the purpose of considering confirmation of the Plan.

19.           Confirmation Order means a Court order confirming the Plan in accordance with the provisions of Chapter 11 of the Bankruptcy Code.

20.           Court means the United States Bankruptcy Court for the District of Delaware having jurisdiction over these Chapter 11 Cases and, to the extent of any reference made pursuant to 28 U.S.C. § 158, the unit of such District Court constituted pursuant to 28 U.S.C. § 151.
21.           Creditor means any entity that has a Claim against the Debtors that arose on or before the Petition Date or a Claim against the Debtors’ estates of any kind specified in 11 U.S.C. §§ 348, 502(g), 502(h) or 502(i).

22.           Debt has the same meaning ascribed to it in 11 U.S.C. § 101(12).

23.           Debtors means O2Diesel Corporation and O2Diesel Fuels, Inc., the debtors and debtors-in-possession in these Chapter 11 Cases.

24.           DIP Financing Facility means the debtor-in-possession financing that the Debtors sought approval by motion filed on the Petition Date.  The DIP Financing will be provided by Energenics to the Debtors during the pendency of these Chapter 11 Cases totaling approximately $430,100.  The DIP Financing will be deemed satisfied, or in the event of an Alternative Transaction, repaid in full, plus interest, at closing.

25.           DIP Financing Motion means the motion filed by the Debtors on the Petition Date, seeking authority to borrow $430,100 of DIP Financing from Energenics.

26.           DIP Loan Agreement means that certain Debtor-in-Possession Loan Agreement between the Debtors and Energenics setting forth the terms of the DIP Financing Facility.

27.           Disbursing Agent means the Reorganized Debtors.

28.           Effective Date means the date of closing with the Plan Funder, which shall be the eleventh day following entry of the Confirmation Order.

29.           Effective Date Conditions means the following conditions to this Plan becoming effective:  (a) the Confirmation Order becoming a Final Order, (b) completion of all of the requirements set forth in Article V.D.1 of the Plan, and (c) issuance of new common stock by O2 Corp. to the Plan Funder.  Any of the Effective Date Conditions may be waived by consent of the Debtors and the Plan Funder.

30.           Effective Date Distribution means any of the distributions to be made on the Effective Date pursuant to Article V.D. of this Plan.

31.           Energenics means Energenics Holdings Pte. Ltd., the proposed lender of the DIP Financing and the proposed Plan Funder under this Plan.

32.           Energenics Note means that certain Convertible Promissory Note dated June 17, 2009 from O2 Corp. in favor of Energenics (the “Energenics Note”) in the face amount of $750,000.

33.           Equity Interest means any interest in either of the Debtors represented by stock, warrants, options, or other rights to purchase any shares of stock in the Debtors.

34.           Equity Interest Holder means the holder of an Equity Interest.

35.           Executory Contract means any executory contract or unexpired lease subject to section 365 of the Bankruptcy Code, between either Debtor and any other Person.

36.           Expense Reimbursement means an Administrative Expense of up to $50,000 that will be paid to Energenics if an Alternative Transaction is approved and consummated.

37.           Final Order means an order of the Court or a court of competent jurisdiction to hear appeals from the Court which, not having been reversed, modified, or amended, and not being stayed, and the time to appeal from which or to seek review or rehearing of which having expired, has become final and no longer appealable and is in full force and effect.

38.           Funding Amount means $780,000, the amount that the Plan Funder will provide to the Debtors under this Plan to acquire O2 Corp.’s equity.  The Funding Amount includes:  (a) $430,000 to repay the DIP Financing Facility; (b) $250,000 to repay the KL Note; and (c) the Plan Funding Amount of $100,000.

39.           Impaired when used as an adjective preceding the words “Class of Claims” or “Class of Equity Interests,” means that the Plan alters the legal, equitable, or contractual rights of the members of that class.

40.           KL Note means the secured note initially held by KL Energy Corporation on account of $250,000 loaned to the Debtors in 2008 to fund the Debtors’ operations.  Energenics purchased the KL Note at par value on or about April 25, 2008.

41.           NREL means the National Renewable Energy Laboratory.

42.           O2 Corp. means O2Diesel Corporation.

43.           O2 Inc. means O2Diesel Fuels, Inc.

44.           Person means an individual, a corporation, a partnership, an association, a joint stock company, a joint venture, an estate, a trust, an unincorporated organization, or a government or any political subdivision thereof or other entity.

45.           Petition Date means July 21, 2009, the date on which the Debtors filed their petitions for relief commencing these Chapter 11 Cases.

46.           Plan means this joint plan of reorganization, as may be amended or modified.

47.           Plan Funder means Energenics or its designee.

48.           Plan Funding Amount means the $100,000 that the Plan Funder will provide to the Reorganized Debtors for the payment of distributions to holders of Plan Funding Administrative Expenses, Allowed Priority Tax Claims, Allowed Class 2 Claims and Allowed Class 3 Claims, which amount shall be deposited by the Plan Funder on the Effective Date into an interest bearing bank account designated by the Debtors prior to or on the Effective Date.

49.           Plan Funding Administrative Expenses means any Allowed Administrative Expense not provided for in the Budget or any Allowed Administrative Expense to the extent in excess of the amount provided for such Administrative Expense in the Budget; provided, however, that any interest or fees due under the DIP Loan Agreement shall not be Plan Funding Administrative Expenses.

50.           Plan Supplement means the supplemental appendix filed with the Court prior to the Confirmation Hearing that will contain, among other things, the Amended Certificate of Incorporation and by-laws.

51.           Priority Non-Tax Claim means a Claim entitled to priority under 11 U.S.C. §§ 507(a)(2), (3), (4), (5), (6) or (7), but only to the extent it is entitled to priority in payment under any such subsection.

52.           Priority Tax Claim means any Claim entitled to priority in payment under 11 U.S.C. § 507(a)(8), but only to the extent it is entitled to priority under such subsection.

53.           Professional Person means any person retained in these Chapter 11 Cases pursuant to 11 U.S.C. §§ 327, 328, 330, or 503(b).

54.           Professional Claim means and refers to a Claim by any Professional Persons as provided for in 11 U.S.C. §§ 327, 328, 330, 503(b), and 1103.

55.           Reorganized Debtors means O2Diesel Corporation and O2Diesel Fuels, Inc., from and after the Effective Date, pursuant to the amended and restated Articles of Incorporation, By-laws or other governance documents to be prepared by the Plan Funder on or before the Effective Date.

56.           SEC means the Securities and Exchange Commission.

57.           Secured Claim means and refers to a Claim which is secured by a valid lien, security interest, or other interest in property in which the Debtors have an interest which has been perfected properly as required by applicable law, but only to the extent of the value of the Debtors’ interests in such property, determined in accordance with 11 U.S.C. § 506(a).

58.           Unsecured Claim means any Claim against the Debtors which arose or which is deemed by the Bankruptcy Code to have arisen prior to the Petition Date, and which is not (i) a Secured Claim, (ii) a Priority Non-Tax Claim, or (iii) a Priority Tax Claim.  “Unsecured Claim” shall include all Claims against the Debtors that are not expressly otherwise dealt with in the Plan.

59.           Voting Deadline means September 8, 2009, the last date by which Creditors may vote to accept or reject the Plan, unless such deadline is extended by the Debtors or the Court.

60.           Other Definitions - any term used and not defined herein but that is defined in the Bankruptcy Code has the meaning set forth therein.  The words “herein,” “hereof,” “hereto,” “hereunder,” and others of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan.  Moreover some terms defined herein are defined in the section in which they are used.

V. TREATMENT OF CREDITORS UNDER THE PLAN

A.	Unclassified Claims

Certain types of Claims are not placed into voting classes; instead they are unclassified.  They are not considered Impaired and they do not vote on the Plan because they are automatically entitled to specific treatment provided for them in the Bankruptcy Code.  As such, the Debtors have not placed the following Claims in a class.  The treatment of these Claims is provided below.

1.	Administrative Expenses and Fees

Allowed Administrative Expenses, including all Plan Funding Administrative Expenses, shall be paid in full on the later of:  (i) Effective Date, or (ii) ten days after the Administrative Expense becomes an Allowed Administrative Expense.

All Persons asserting non-Professional Administrative Expense Claims must file a request for payment of their Administrative Expense within thirty days of the Effective Date.  Any Administrative Expense request not filed with the Court by this deadline will be barred from payment.  The DIP Financing Facility, including all interest and fees accrued and payable thereunder, will be paid on the Effective Date as a portion of Energenics’ credit bid or in full in cash in the event of an Alternative Transaction.  Plan Funding Administrative Expenses, if any, shall be paid from the Plan Funding Amount prior to payment from the Plan Funding Amount of any other Allowed Claims.

The Court must approve all Professional Claims.  Each Professional Person requesting compensation in the case pursuant to 11 U.S.C. §§ 327, 328, 330, 331, 503(b) or 1103 shall file an application for allowance of final compensation and reimbursement of expenses not later than thirty days after the Effective Date.  Nothing herein shall prohibit each Professional Person from requesting interim compensation during the course of these Chapter 11 Cases pending confirmation of this Plan.  No motion or application is required to fix fees payable to the Clerk’s Office or the Office of the United States Trustee, as those fees are determined by statute.

2.	Priority Tax Claims

The Bankruptcy Code requires that each holder of such a Priority Tax Claim receive the present value of such Claim in deferred cash payments, over a period not exceeding five years after the Petition Date.  O2 Corp. scheduled the State of Delaware as holding a Priority Tax Claim in the amount of $500.  If the State of Delaware does not file a proof of claim, this amount will be considered an Allowed Priority Tax Claim.  The Debtors reserve the right to file objections to any filed Priority Tax Claims.  Any Allowed Priority Tax Claims will be paid from the Plan Funding Amount as soon as practicable after the Effective Date and following payment of any and all Plan Funding Expenses, but prior to payment on account of any Allowed Unsecured Claims.

B.	Classified Claims and Interests

1.	Secured Claims

Secured Claims are Claims secured by liens on property of the estate.  The following represent all classes containing the Debtors’ secured pre-petition Claims and their treatment under this Plan:

CLASS NO.	DESCRIPTION	IMPAIRED (Y/N)	TREATMENT

1	Energenics (the KL Note) Claim Amount = $250,000 plus interest and expenses	Yes
The Claim in Class 1 is secured by certain of O2 Corp.’s intellectual property.  The principal amount of this Secured Claim will be paid at Closing as part of Energenics’ credit bid.  Because the Class 1 Claim will not receive payment of interest or expenses, it is impaired and entitled to vote on the Plan.

2.	Priority Non-Tax Claims

Class 2 consists of Priority Non-Tax Claims.

The Debtors are not aware of any Priority Non-Tax Claims.  However, to the extent such Claims are filed, they will be paid on the later of:  (i) the Effective Date, or (ii) ten days after the Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim.  Any Allowed Priority Non-Tax Claims will be paid from the Plan Funding Amount as soon as practicable after the Effective Date and following payment of any and all Plan Funding Expenses, but prior to payment on account of any Allowed Unsecured Claims.

3.	General Unsecured Claims

Class 3 consists of Unsecured Claims which are unsecured Claims not entitled to priority under 11 U.S.C. § 507(a).

For the purposes of the Plan, and for the administrative convenience of the parties, holders of Claims in each Chapter 11 Case shall receive the identical treatment referenced below.  THIS PLAN DOES NOT PROVIDE FOR THE SUBSTANTIVE CONSOLIDATION OF THE DEBTOR ON THE EFFECTIVE DATE but the holders of Claims in Class 3 shall be deemed filed against the consolidated Debtors and shall be deemed one Claim against or obligation of the Debtors as if they were consolidated and shall receive one distribution in accordance with the Plan.  Based on the fact that each of the Debtors are liable under the DIP Financing Facility, the Debtors believe the impact of the administrative (but not substantive) consolidation of the treatment of Class 3 Creditors will be nominal.  Following the Effective Date, Creditors and parties in interest shall continue to do business with each of the separate Reorganized Debtor entity as such Creditor may elect.

Class 3 Claims are to be treated as follows:

CLASS NO.	DESCRIPTION	IMPAIRED (Y/N)	TREATMENT

3	The Debtors estimate there will be Allowed Class 3 Claims totaling $2,300,000 (including the Claim on account of the Energenics Note).	Yes
Allowed Unsecured Claims of O2 Corp. and O2 Inc. will be combined into one class and will receive distributions as if there was only one class of unsecured Creditors.  Allowed Class 3 Claims will be paid from the Plan Funding Amount remaining after payment of the Allowed Priority Tax Claims, and Allowed Class 2 Claims and net of fees and expenses incurred in reconciling Unsecured Claims and making distributions on account of Allowed Unsecured Claims.  Contingent on being Plan Funder, Energenics will waive any distribution on account of the claim arising from the Energenics Note if Class 3 votes in favor of the Plan.  The Debtors estimate that holders of Allowed Claims in Class 3 will receive 5% of their Allowed Claims.

Allowed Unsecured Claims shall receive pro rata distributions from the Plan Funding Amount (i) following payment in full from the Plan Funding Amount of Plan Funding Administrative Expenses, Allowed Priority Tax Claims, and Allowed Priority Non-Tax Claims and (ii) net of fees and expensed incurred by the Reorganized Debtors and/or Disbursing Agent in reconciling Claims and making distributions on account of Allowed Claims.

4.	Equity Interest Holders

The members of these classes will be treated as follows:

CLASS NO.	DESCRIPTION	IMPAIRED (Y/N)	TREATMENT

4	Equity Interest Holders of O2 Corp.	Yes	On the Effective Date, all Class 4 Equity Interests of O2 Corp. will be cancelled, and new Equity Interests will be issued to the Plan Funder.

5	Equity Interest Holders of O2 Inc.	No
On the Effective Date, all Class 5 Equity Interests shall remain unaffected, valid and binding such that one hundred percent (100%) of the equity interests of O2 Inc. shall continue to be owned by O2 Europe.  The holders of Equity Interests in this Class are not impaired and, therefore, not entitled to vote.

C.	Acceptance or Rejection of Plan

Each Impaired class of Creditors with Claims against the Debtors’ estates shall be entitled to vote separately to accept or reject the Plan.  A class of Creditors shall have accepted the Plan if the Plan is accepted by at least two-thirds in the aggregate dollar amount and more than one-half in number of holders of the Allowed Claims of such class that have accepted or rejected the Plan.  In the event that any Impaired class of Creditors or Equity Interest Holders shall fail to accept the Plan in accordance with 11 U.S.C. § 1129(a), the Debtors reserve the right to request that the Court confirm the Plan in accordance with 11 U.S.C. § 1129(b).

D.	Means of Effectuating the Plan

The Plan will become effective once all of Effective Date Conditions are satisfied or waived by consent of the Debtors and the Plan Funder.

1.	Effective Date Distributions and Funding

The following will occur on the Effective Date:

(a)           Payment of Allowed Administrative Expenses, or placing sufficient funds in escrow to satisfy outstanding Administrative Expenses;

(b)           Satisfaction or payment of the DIP Financing;

(c)           Satisfaction or payment of the KL Note; and

(d)           Funding of the Plan Funding Amount - $100,000 to be placed in escrow for the payment, as set forth herein, of Plan Funding Administrative Expenses, Allowed Priority Tax Claims, Allowed Class 2 Claims, pro rata distribution to Allowed Class 3 Claims, and fees and costs incurred by the Reorganized Debtors and/or the Disbursing Agent in connection with reconciling Claims and making distributions on account of Allowed Claims.

2.	Cancellation of Class 4 and 5 Equity Interests

On the Effective Date, (i) all Interests of O2 Corp.; (ii) any and all options (including, but not limited to, all stock options granted to the Debtors’ employees or board members) for O2 Corp. Interests; (iii) any and all warrants for O2 Corp. Interests; and (iv) any instrument evidencing or creating any indebtedness or obligation of O2 Corp. except such instruments that are issued under this Plan, shall be cancelled and extinguished.  Additionally, as of the Effective Date, all Class 5 Equity Interests, and any and all warrants, options, or rights or interests with respect to equity securities of O2 Inc. that have been authorized to be issued but that have not been issued shall be deemed cancelled and extinguished without any further action of any party.

3.	Issuance of New Equity Interests of O2 Corp.

On the Effective Date, O2 Corp.’s existing Class 4 Equity Interests will be cancelled and O2 Corp. will issue new Equity Interests to the Plan Funder.  It is an essential element of the Plan that the issuance of the new Equity Interests shall be exempt from registration under the Securities Act and any state or local law, pursuant to section 1145 of the Bankruptcy Code.  The Confirmation Order shall include a finding of fact and conclusion of law, binding on all parties to the Chapter 11 Cases, that the Debtors, the Reorganized Debtors, the Plan Funder, the SEC and all other federal, state, and local regulatory enforcement agencies, to the effect that such offer and issuance fall within the exemption(s) from registration under the Securities Act and any state or local law pursuant to section 1145 of the Bankruptcy Code.  Any shares of new Equity Interests authorized, but not issued pursuant to this Plan shall be retained in treasury by the reorganized O2 Corp. and available for subsequent issuance in accordance with General Corporate Law of the State of Delaware and the Securities Act and/or state or local law and any applicable regulations relating thereto, and the certificate of incorporation and by-laws as the same may be amended and/or restated.

4.	Certificate of Incorporation

On the Effective Date (or as soon as reasonably practicable thereafter), reorganized O2 Corp. shall file its amended certificate of incorporation and by-laws (which shall be filed with the Court as part of a Plan Supplement).  The Amended Certificate of Incorporation shall satisfy the provisions of the Plan and Bankruptcy Code, and shall include articles, among others, authorizing reorganized O2 Corp. to issue shares of common stock.  After the Effective Date, the Reorganized Debtors may amend and restate their articles of incorporation and by-laws as permitted by applicable law.

5.	Post-Confirmation Management

Upon the Effective Date, the Reorganized Debtors will be deemed appointed as the Disbursing Agent and will be responsible for initiating and/or concluding any objections to Claims; and making distributions to holders of Allowed Priority Tax Claims, Allowed Class 2 Claims, and Allowed Class 3 Claims. The Reorganized Debtors will serve without bond.  Distributions to holders of Allowed Unsecured Claims on account of such Claims shall be net of any fees and expenses, including attorneys’ fees and costs, incurred by the Reorganized Debtors, in their capacity as Disbursing Agent, in connection with reconciling Claims and making distributions on account of Allowed Claims, which fees and expenses shall be reimbursed to the Reorganized Debtors prior to any distribution to holders of Allowed Unsecured Claims.

On the Effective Date, the Debtors’ boards of directors and officers will be deemed to have resigned/stepped down, and the boards of directors and officers of the Reorganized Debtors shall consist of the individuals listed in the Plan Supplement.  The Debtors’ current president and chief executive officer, Alan Rae, will not be a board member or officer of the Reorganized Debtors.

The classification and composition of the boards of directors of the Reorganized Debtors shall be consistent with the Amended Certificate of Incorporation and By-Laws.  Each such director shall serve from the Effective Date pursuant to the terms of the Amended Certificate of Incorporation, By-Laws, the other constituent documents of the Reorganized Debtors, and applicable law.

6.	Corporate Action

On the Effective Date, the adoption of the Amended Certificate of Incorporation or other constituent documents, the selection of directors and officers of the Reorganized Debtors and all actions contemplated by this Plan shall be deemed authorized and approved in all respects.  Any corporate action required to be taken by the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Equity Interest Holders or the directors of the Reorganized Debtors.  On the Effective Date, the appropriate officers and directors of the Reorganized Debtors are authorized and directed to issue, execute and deliver the agreements, documents, securities and other instruments contemplated by this Plan.

VI. TREATMENT OF MISCELLANEOUS ITEMS

A.	Waiver of Avoidance Actions

If Class 3 votes in favor of this Plan, and a Confirmation Order is entered by the Court, then the Debtors, upon the Effective Date, will waive their right to pursue Avoidance Actions.  The Debtors have reviewed the payments made to Creditors during the 90 days prior to the Petition Date and to Insiders during the one year prior to the Petition Date and upon advice of counsel believe that Avoidance Actions have little or no value to these estates.

B.	Executory Contracts and Unexpired Leases

1.	Assumptions

The Debtors will assume the following Executory Contracts as of the Effective Date and the Reorganized Debtors will pay the cure amounts listed (the “Cure Claims”):

Debtor	Non-Debtor Party	Cure Amount
O2 Inc.	Concurrent Technologies Corporation (“CTC”)	$0.00

O2 Inc.	Alliance (Alliance/NREL subcontract no. ZCL-3-32068-01)	$0.00

O2 Inc.	Alliance (Alliance/NREL subcontract no. ZCO-6-44130-01)	$0.00

O2 Inc.	Benjamin Kaufman	$51,163.00 (Mr. Kaufman’s Cure Claim will only be due and payable upon receipt of amounts due to O2 Inc. from CTC under the CTC contract listed in this table).

O2 Inc.	William F. Merritt	$31,337.00 (Mr. Merritt’s Cure Claim will only be due and payable upon receipt of amounts due to O2 Inc. from CTC under the CTC contract listed in this table).

The Cure Claim amounts listed above are the amounts that the Debtors believe will be payable as of the Effective Date for each Executory Contract and unexpired lease thereon.  Unless otherwise ordered by the Court, if a non-Debtor party to an Executory Contract or unexpired lease listed above object to the assumption of such Executory Contract or disagrees with the Cure Claim listed above for its Executory Contract or unexpired lease, an objection to the assumption of such Executory Contract or to the Cure Claim must be filed with the Court and served on the Debtors and their counsel so as to be received by the deadline for objecting to the Plan.  Any non-debtor party to an Executory Contract that does not file a timely objection with the Court to the assumption of such party’s Executory Contract, shall have been deemed to consent to the assumption of such Executory Contract.  Any non-Debtor party to an Executory Contract or unexpired lease listed above that fails to timely file and serve a Cure Claim objection shall be bound by the amount listed above and shall be forever barred, estopped and enjoined from asserting any other or additional Cure Claim and no objection to a late Claim shall be necessary.  Within ten (10) days after the Effective Date, all undisputed Cure Claims due and owing under any assumed Executory Contracts or unexpired leases shall be paid, and all Cure Claims that are the subject of dispute shall be paid upon further agreement of the parties or upon entry of an order of the Court allowing such Cure Claims.  No portion of any disputed Cure Claims shall be paid unless and until the amount of such Claim is fixed by agreement of the parties or order of the Court.

The Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumption of each Executory Contract listed in the table above pursuant to section 365 of the Bankruptcy Code, as of the Effective Date.   Subject to the Cure Claim provisions set forth in the preceding paragraph, on and after the Effective Date, each party to an assumed Executory Contract shall have the rights conferred to such party by and shall be bound by the obligations imposed on such party under such Executory Contract.  For the avoidance of doubt, upon the assumption of the Alliance/NREL Contracts, O2 Inc. shall be bound by audit obligations under the Alliance/NREL Contracts, and, notwithstanding Alliance/NREL's Cure Claim of $0.00 under each Alliance/NREL Contracts, the assumption of the Alliance/NREL Contracts shall be without prejudice to Alliance and/or NREL's right to assert, and demand, and collect payment of amounts, if any, owing by O2 Inc. under the Alliance/NREL Contracts (or vice versa) at the conclusion of audits conducted pursuant to the terms of the Alliance/NREL Contracts.

The Debtors shall have the right to modify the list of assumed Executory Contracts up to three (3) business days prior to the Confirmation Hearing, by filing a modified schedule with the Court and serving the modified schedule upon any counter-party that is added to or deleted from the schedule.

Except for those contracts and leases listed above, the Debtors will not assume any Executory Contracts or unexpired leases.

2.	Rejections

On the Effective Date, all unexpired leases and Executory Contracts not listed above shall be deemed to be rejected.

The Confirmation Order shall constitute an order approving the assumption or rejection of all leases or Executory Contracts as set forth herein.  A party objecting to the assumption or rejection of its Executory Contract or lease or to the proposed Cure Claim set forth above must file and serve an objection to the Plan within the deadline established for objecting to the confirmation of the Plan.

THE BAR DATE FOR FILING A PROOF OF CLAIM BASED ON A CLAIM ARISING FROM THE REJECTION OF A LEASE OR CONTRACT IS THE LATER OF THE BAR DATE OR THIRTY DAYS AFTER THE EFFECTIVE DATE OF THE DEBTORS’ REJECTION OF THE EXECUTORY CONTRACT OR UNEXPIRED LEASE.

Any Claim based on the rejection of an executory contract or unexpired lease will be barred if the proof of claim is not timely filed, unless the Court later orders otherwise.

C.	Changes in Rates Subject to Regulatory Commission Approval

The Debtors are not subject to governmental regulatory commission approval of its rates.

D.	Retention of Jurisdiction

The Court shall retain jurisdiction over these Chapter 11 Cases pursuant to sections 105(a) and 1127 of the Bankruptcy Code for the following purposes:

1.           To determine the extent, validity and amount of any and all objections to Claims, whether Secured, Priority Tax, Priority Non-Tax, or Unsecured.

2.           To determine any and all applications for allowance of Administrative Expense Claims or Professional Claims.

3.           To determine any and all pending adversary proceedings, causes of action of the Debtors against third persons, adversary proceedings, and/or contested and litigated matters.

4.           To determine any pending applications for assumption or assignment of executory contracts or unexpired leases and the allowance of any Claims resulting from the rejection of any executory contracts or unexpired leases.

5.           To enforce and interpret the provisions of this Plan, to resolve any disputes arising under or in connection with the Plan, to effectuate payments under the Plan, and/or to compel performance of any person in accordance with the provisions of the Plan.

6.           To correct any defect, cure any omission, reconcile any inconsistency in the Plan or in the Confirmation Order as may be necessary to carry out the purposes and intent of the Plan.

7.           To determine such other matters and for such other purposes as may be provided in the Confirmation Order or as may be authorized under the provisions of the Bankruptcy Code.

8.           To enter a final decree closing these Chapter 11 Cases.

E.	Procedures for Resolving Contested Claims

Objections to Claims, except for those Claims more specifically deemed Allowed in the Plan, may be filed by the Reorganized Debtors up to and including 60 days following the Effective Date or such date set by the Court pursuant to a motion to extend time to object to Claims.  Any Claim not subject to objection on the 61st day following the Effective Date (or such later date set by the Court), shall be deemed an Allowed Claim at such time without further order of the Court.  With respect to disputed Claims, the Reorganized Debtors will reserve such funds as would be necessary in order to make the required distribution on the Claim, as listed either in the Debtors’ schedules or the filed proof(s) of claim.

F.	Notices under the Plan

All notices, requests or demands sent to the Debtors with respect to this Plan shall be in writing and shall be deemed to have been received within five days of the date of mailing, provided they are sent by registered mail or certified mail, postage prepaid, return receipt requested, and if sent to the Debtors, addressed to:  Mark E. Felger, Esquire, Cozen O’Connor, 1201 North Market Street, Suite 1400, Wilmington, Delaware 19801 and Jerrold N. Poslusny, Jr., Esquire, Cozen O’Connor, LibertyView, Suite 300, 457 Haddonfield Road, Cherry Hill, New Jersey 08002.

G.	Exculpation

The Debtors, the Committee (if formed), the Reorganized Debtors, Energenics, and their respective members, officers, directors, employees, attorneys, financial advisors, and agents shall not have, or incur, any liability to the Debtors, the Reorganized Debtors or to any holder of a Claim or Equity Interest Holder for any post-petition act or omission in connection with, related to, or arising out of, these Chapter 11 Cases, the pursuit of confirmation of the Plan or the consummation of the Plan or the property of the estate, except for willful misconduct or gross negligence, and, in all respects, the Debtors, the Committee (if formed), the Reorganized Debtors, Energenics, and their respective members, officers, directors, employees, attorneys, financial advisors, and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

H.	Section 1146 Exemption

Pursuant to Bankruptcy Code section 1146(a):  (a) the issuance, transfer, or exchange of notes or equity securities under the Plan; (b) the creation of any mortgage, deed of trust, lien, pledge, or other security interest; (c) the making or assignment of any contract, lease or sublease; or (d) the making or delivery of any deed or other instrument of transfer under, in the furtherance of, or in connection with, the Plan, including, without limitation, the transfers to be made under Article V above, any merger agreements, agreements of consolidation, restructuring, disposition, liquidation, or dissolution, stock purchase agreements, stockholders agreements or stockholders rights agreements; deeds, bills of sale, or transfers of tangible property will not be subject to any stamp tax, or other similar tax or any tax held, to be a stamp tax or other similar tax by applicable law.

I.	Heading, Article and Section References

The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the meaning of the terms used in the Plan.  Unless otherwise specified, all references in this Plan to sections and Articles are to sections and Articles of this Plan.

J.	Severability

Should any provision in this Plan be determined to be unenforceable following the Effective Date, such determination shall in no way limit or affect the enforceability of any and all other provisions of the Plan.

K.	Successors and Assigns

The rights, duties and obligations of any Person named or referred to in this Plan shall be binding upon, and shall inure to the benefit of the successors and assigns of such Person.

L.	Payment Default

Unless otherwise provided herein, no default will be declared under the Plan unless any payment due hereunder is not made within twenty days after the due date for such payment and upon ten days written notice to the Reorganized Debtors with an additional twenty day cure period.

M.	Presentation of Plan Distributions, Undeliverable Distributions

Any Person who receives a check pursuant to the Plan must present such check for payment within 60 days of its date of issuance.  Any checks not presented within such 60 day period will be void, and such funds will be redistributed to other Creditors pursuant to the terms of this Plan.  If the Reorganized Debtors are unable to effect delivery of a payment to the holder of an Allowed Claim the undeliverable distribution to a Holder of an Allowed Claim in any class shall be deemed unclaimed property within 11 U.S.C. § 347(b) at the expiration of a 60 day period.  All such undeliverable distributions shall be redistributed to remaining Creditors in accordance with the Plan and the Claim in respect of which such Distribution was not delivered shall be forever barred and deemed satisfied.

N.	De Minimus Distribution

No distributions of less than $10.00 will be made to any Creditor unless a request is made in writing to the Reorganized Debtors.

VII. EFFECT OF CONFIRMATION OF PLAN

A.	Discharge

Except as otherwise provided for in this Plan, the Confirmation Order, or any other order of the Bankruptcy Court (including, without limitation, the orders authorizing the DIP Financing Facility), in accordance with section 1141(d) of the Bankruptcy Code, entry of the Confirmation Order acts as a discharge effective as of the Effective Date of all debts, Claims against, liens on, and Equity Interests in the Debtors, their assets and Property, which debts, Claims, liens and Equity Interests arose at any time before the entry of the Confirmation Order.  The discharge of the Debtors shall be effective as to each Claim and Equity Interest, regardless of whether a proof of Claim or Equity Interest was filed or whether the Claim or Interest was Allowed or whether the holder of the Claim or Equity Interest votes to accept the Plan.  On the Effective Date, as to each and every discharged Claim and Equity Interest, any holder of such Claim or Equity Interest shall be precluded from asserting such Claim or Equity Interest against the Debtors or Reorganized Debtors or their assets or properties.

B.	Confirmation Injunction

On and after the Effective Date, except to enforce the terms and conditions of the Plan before the Court, or as permitted under an order authorizing the DIP Financing Facility, all Persons or entities who have held, hold or may hold any Claim against or Equity Interest in the Debtors are, with respect to any such Claim or Equity Interest, permanently enjoined from and after the Effective Date from:  (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against the Reorganized Debtors or any of their properties, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons or entities and all of their respective direct and indirect parents, subsidiaries and affiliates, together with each of their respective shareholders, members, managers, general partners, limited partners officers, directors, employees, agents, representatives, attorneys and advisors or consultants or any property of any of the foregoing (collectively, the “Protected Parties”); (b) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means whether directly or indirectly, against any of the Protected Parties of any judgment, award, decree or order; (c) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against any of the Protected Parties; (d) asserting any right of setoff, subrogation, or recoupment of any kind, directly or indirectly, against any obligation due to any of the Protected Parties; and (e) taking any actions in any place and in any manner whatsoever that do not conform to or comply with the provisions of the Plan.

C.	Revesting of Property in the Debtors

Upon entry of the Confirmation Order, the property of the estates shall vest in the Reorganized Debtors pursuant to 11 U.S.C. § 1141(b).  Except as otherwise provided in the Plan, the property dealt with by this Plan will be free and clear of all Claims and interests of Creditors, and Equity Interest Holders of Debtors, as set forth in 11 U.S.C. § 1141(c).

D.	Modification of Plan

The Debtors may modify the Plan at any time before Confirmation.  However, the Court may require a new plan, a disclosure statement or re-voting on the Plan if the Debtors materially modify the Plan before Confirmation.

The Debtors or the Reorganized Debtors may also seek to modify the Plan at any time after Confirmation so long as (1) the Plan has not been substantially consummated, and (2) the Court authorizes the proposed modification after notice and a hearing.

E.	Termination of the Automatic Stay

The automatic stay under 11 U.S.C. § 362(a) shall terminate upon the Effective Date.

F.	Post-Confirmation Conversion/Dismissal

A Creditor or party in interest may bring a motion to convert or dismiss these Chapter 11 Cases under 11 U.S.C. § 1112(b) after the Plan is confirmed, if there is a default in performing under the Plan.  If the Court orders the Chapter 11 Cases converted to Chapter 7 after the Plan is confirmed, then all property that had been property of the Chapter 11 estates, and that has not been disbursed pursuant to the Plan, will vest in the Chapter 7 estates, and the automatic stay will continue only to the extent that relief from stay was not previously granted by the Court during these Chapter 11 Cases.

G.	Post-Confirmation Quarterly Fees

Quarterly fees pursuant to 28 U.S.C. § 1930(a)(6) continue to be payable to the office of the United States Trustee post-confirmation until such time as these Chapter 11 Cases are converted, dismissed, or closed, pursuant to a final decree.

H.	Dissolution of the Committee

As of the Effective Date, the Committee (if formed) shall be dissolved and shall have no further rights or obligations in the Chapter 11 Cases, except that thereafter members of the Committee and the Committee’s professionals may prosecute claims for compensation and reimbursement of expenses.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

The Debtors hereby request confirmation of the Plan pursuant sections 1129(a) and (b) of the Bankruptcy Code.

Dated: September 11, 2009	O2DIESEL CORP.

By:
Alan Rae
President and Chief Executive Officer

O2DIESEL FUELS, INC.

By:
Alan Rae
President and Chief Executive Officer

EXHIBIT “A”

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	:	Chapter 11
:
O2DIESEL CORPORATION and	:	Case No. 09-12585 (KJC)
O2DIESEL FUELS, INC.,	:
	:	(Jointly Administered)
Debtors.	:

ORDER (A) APPROVING THE PLAN AS THE DISCLOSURE STATEMENT,
(B) PROVIDING A SCHEDULE FOR CONFIRMATION AND APPROVING SOLICITATION PROCEDURES, (C) APPROVING PROCEDURES FOR A COMPETITIVE PROCESS, AND (D) APPROVING A BREAK-UP FEE
AND EXPENSE REIMBURSEMENT

Upon the motion of the above-captioned debtors and debtors-in-possession (the “Debtors”) by their attorneys, Cozen O’Connor, seeking entry of an Order, pursuant to sections 105(a), 503, 1123(b)(4) and 1125(f)(1) of Title 11 of the United States Code (the “Bankruptcy Code”) and Rules 3016 and 3017.1 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”):  (a) approving the Debtors’ proposed joint plan of reorganization (the “Plan”) as its disclosure statement; (b) setting a schedule for confirmation and solicitation procedures for the Plan; (c) approving procedures for a competitive process; and (d) approving a break-up fee and expense reimbursement (the “Motion”); and a hearing on the Motion (the “Hearing”) having been held and all objections having been withdrawn or overruled, the Court hereby finds that:

(i)           The Court has jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334;

(ii)          This is a core proceeding pursuant to 28 U.S.C. § 157(b)(2);

(iii)         Notice of the Motion and the Hearing, made in the manner described in the Motion, was sufficient and appropriate under the circumstances and complied with the requirements of the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware (the “Local Rules”);

(iv)        The relief requested in the Motion and granted herein is warranted under the circumstances and is in the best interests of the Debtors’ estates and creditors;

(v)         On a conditional and interim basis, and subject to notice and a hearing as set forth herein and further order of this Court subsequent thereto, the Plan contains adequate information within the meaning of section 1125 of the Bankruptcy Code;

(vi)        The period during which the Debtors may solicit votes to accept or reject the Plan, as established by this Order, provides a sufficient time for Creditors to make informed decisions to accept or reject the Plan and submit timely Ballots;

(vii)       The procedures for the solicitation and tabulation of votes to accept or reject the Plan, as approved herein, provide a fair and equitable voting process and are consistent with section 1126 of the Bankruptcy Code;

(viii)      The contents of the solicitation packages and the procedures for providing notice of the Confirmation Hearing and the other matters set forth in the Plan and Bar Date Notice comply with Bankruptcy Rules 2002 and 3017 and constitute sufficient notice to all interested parties in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules;

(ix)         The Competitive Process, proposed schedule and bidding procedures approved herein are the result of arm’s length, good faith negotiations by the Debtors and Energenics;

(x)          The Competitive Process will encourage third parties to bid for the Debtors’ equity, and is therefore, in the best interests of the Debtors, their estates and creditors;

(xi)         The Competitive Process provides a structure and format to place all interested, potential bidders on equal footing, and to participate fairly in the Auction;

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(xii)        The Competitive Process, the Break-Up Fee and the Expense Reimbursement are the product of extended good faith, arm’s-length negotiations between the Debtors and Energenics.

(xiii)       The Break-Up Fee and Expense Reimbursement are fair and reasonable in amount, particularly in view of Energenics’ efforts to date, the risk to Energenics of being used as a “stalking horse,” and the stabilizing effect that the Competitive Process is expected to have on the Debtors’ businesses.

Accordingly, it is hereby

ORDERED, that capitalized terms not otherwise defined in this Order have the meanings given to them in the Motion; and it is further

ORDERED, that, pursuant to section 1125(f)(1) of the Bankruptcy Code and Bankruptcy Rule 3017.1(a), the Debtors’ Plan,  is hereby conditionally approved as the disclosure statement pursuant to section 1125(f)(1) of the Bankruptcy Code, and the Debtors may solicit acceptances to the Plan; and it is further

ORDERED, that a hearing on (i) the final approval of the Plan as the Debtors’ disclosure statement and (ii) confirmation of the Plan (the “Confirmation Hearing”) shall be held before the Honorable Kevin J. Carey, Chief United States Bankruptcy Judge, on the 15th day of September, 2009 at 10:00 a.m., at the United States Bankruptcy Court for the District of Delaware, 824 Market Street, 5th Floor, Courtroom 5, Wilmington, DE 19801; and it is further

ORDERED, that the Plan, the form of ballot (a “Ballot”) attached hereto as Exhibit “A” (only for those entitled to vote, namely Class 1 and Class 3) for acceptance or rejection of the Plan, and this Order shall be sent by first class mail to all holders of claims and/or interests in the Debtors, all parties who have filed a notice of appearance in this case, and the United States Trustee on or before August 3, 2009 and that ballots must be returned to Cozen O’Connor, 1201 North Market Street, Suite 1400, Wilmington, Delaware 19801, Attn:  Maryann Millis, on or before 4:00 p.m. (Eastern Time) on September 8, 2009 in order to be counted unless such deadline is extended by the Debtors or the Court (the “Voting Deadline”); and it is further

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ORDERED, that objections to the Plan must be in writing and be:  (A) served upon (i) Cozen O’Connor, 1201 North Market Street, Suite 1400, Wilmington, Delaware 19801, Attn:  Mark E. Felger, Esquire, and Cozen O’Connor, LibertyView, Suite 300, 457 Haddonfield Road, Cherry Hill, NJ  08002, Attn:  Jerrold N. Poslusny, Jr. Esquire, counsel for the Debtors, (ii) Andrew M. Parlen, Esquire, O’Melveny & Myers, LLP, 400 South Hope Street, Los Angeles, CA  90071, Christopher M. Samis, Richards Layton & Finger, One Rodney Square, 920 North King Street, Wilmington, DE 19801, (iii) the United States Trustee for the District of Delaware, 844 King Street, Suite 2313, Wilmington Delaware 19801, Attn: Mark Kenney, Esquire; and (B) filed with the Court on or before 4:00 p.m. (Eastern Time) on September 8, 2009 (the “Objection Deadline”); and it is further

ORDERED, that the Plan and Bar Date Notice substantially in the form attached hereto as Exhibit “B” is approved.  The Debtors shall serve copies of the Plan and Bar Date Notice substantially in the form attached hereto as Exhibit “B” to all known creditors and all parties that have previously expressed an interest in purchasing the Debtors, which service shall constitute good and sufficient notice of the Plan and related deadlines; and it is further

ORDERED, that the form of publication notice of the Plan and related deadlines attached hereto as Exhibit “C” is approved.  The Debtors are authorized to publish the notice, substantially in the form attached hereto as Exhibit “C” in The Wall Street Journal, which publication shall occur on or before August 10, 2009 and shall constitute good and sufficient publication notice of the Plan and related deadlines; and it is further

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ORDERED, that the Shareholder Notice of the Petition Date, the Plan, and related Deadlines hereto as Exhibit “D” is approved.  The Debtors are authorized to serve the Shareholder Notice upon all holders of at least 5,000 shares of O2 Corp.’s stock, which notice shall be considered good and sufficient notice of the Petition Date, the Plan, and related deadlines for purposes of Bankruptcy Rule 2002(d); and it is further

ORDERED, that the benefit of serving the Shareholder Notice to holders of less than 5,000 shares of O2 Corp.’s stock is not worth the cost to the Debtors or their estates, and that notice of the Petition, the Plan, and related deadlines by the publication notice, posting of information on the Debtors’ webpage, and filing of an 8k, is good and sufficient notice to holders of less than 5,000 shares of O2 Corp.’s stock, which notice shall be considered good and sufficient notice of the Petition Date, the Plan, and related deadlines for the purposes of Bankruptcy Rule 2002(d); and it is further

ORDERED, that solely for purposes of voting to accept or reject the Plan — and not for the purpose of the allowance of, or distribution on account of, a claim or interest and without prejudice to the rights of the Debtors in any other context — each claim within a class of claims entitled to vote to accept or reject the Plan shall be temporarily allowed in accordance with the following rules (collectively, the “Tabulation Rules”):

a.           Unless otherwise provided in the Tabulation Rules described below, a claim shall be deemed temporarily allowed for voting purposes in an amount equal to (i) the amount of such claim as set forth in a timely filed Proof of Claim or (ii) if no Proof of Claim has been timely filed, the amount of such claim as set forth in the respective Debtors’ schedules if such claim is listed in the schedules;

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b.           If a claim is deemed allowed in accordance with the Plan, such claim shall be temporarily allowed for voting purposes in the deemed allowed amount set forth in the Plan;

c.           If a claim for which a Proof of Claim has been timely filed is filed as a contingent or unliquidated claim it shall be temporarily allowed for voting purposes only in the amount of $1.00;

d.           If a claim has been estimated or otherwise allowed for voting purposes by order of the Court, such claim shall be temporarily allowed for voting purposes in the amount so estimated or allowed by the Court;

e.           If the Debtors have filed and served an objection to a claim by three days prior to the Confirmation Hearing, which objection has not been resolved, such claim shall be temporarily allowed or disallowed for voting purposes in accordance with the relief sought in the objection or by order of the Court unless the Court has issued an order estimating or otherwise temporarily allowing the claim for voting purposes pursuant to a motion filed by the creditor;

f.           If a holder of a claim identifies a claim amount on its Ballot that is less than the amount otherwise calculated in accordance with the Tabulation Rules, the claim shall be temporarily allowed for voting purposes in the lesser amount identified on such Ballot;

g.           If a holder of a claim identifies a claim amount on its Ballot that is more that the amount otherwise calculated in accordance with the Tabulation Rules, the claim shall be temporarily allowed for voting purposes in the amount calculated in accordance with the Tabulation Rules;

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h.           Any Ballot received from a holder of a claim listed as contingent, disputed, or unliquidated in the Debtors’ schedules shall not be counted unless the holder of such claim filed a Proof of Claim on or before the applicable claims bar date; and it is further

ORDERED, that if any claimant seeks to challenge the allowance of its claim for voting purposes in accordance with the Tabulation Rules, such claimant shall file a motion, pursuant to Bankruptcy Rule 3018(a), for an order temporarily allowing such claim in a different amount or classification for purposes of voting to accept or reject the Plan (a “Rule 3018 Motion”) and serve such motion on the Debtors so that it is received by September 10, 2009.  Any Ballot submitted by a creditor that files a Rule 3018 Motion shall be counted solely in accordance with the Tabulation Rules and the other applicable provisions contained herein unless and until the underlying claim is temporarily allowed by the Court for voting purposes in a different amount, after notice and a hearing; and it is further

ORDERED, that the Debtors’ right to request that the Court modify the voting rules or procedures if necessary or appropriate is hereby reserved; and it is further

ORDERED, that in tabulating the Ballots, the following additional procedures shall be utilized:  (a) any Ballot that is properly completed, executed and timely returned, but that does not indicate an acceptance or rejection of the Plan, shall not be counted either as a vote to accept the Plan or a vote to reject the Plan; (b) if a creditor casts more than one Ballot voting the same claim before the Voting Deadline, the last Ballot received before the Voting Deadline shall be deemed to reflect the voter’s intent and thus will supersede any prior Ballots; (c) if a creditor holds a claim in more than one class, such creditor must submit a separate Ballot for voting its claims in each class; (d) if a creditor uses one Ballot to vote claims in more than one class, such Ballot shall not be counted; and (e) creditors shall be required to vote all of their claims within a particular class under the Plan either to accept or reject the Plan and may not split their votes; thus, a Ballot (or a group of Ballots within a Plan class received from a single creditor) that partially rejects and partially accepts the Plan will not be counted; and it is further

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ORDERED, that no later than September 10, 2009, the Debtors shall file a voting report (the “Voting Report”) with the Court which will detail the tabulation of Ballots cast for or against the Plan, which Voting Report shall also detail any defective, irregular or otherwise invalid Ballots that were not counted; and it is further

ORDERED, that any non-debtor party to an executory contract with either of the Debtors (an “Executory Contract”) who objects to the assumption of such Executory Contract or disputes the cure claims to be listed on Schedule 1 to the Plan and Bar Date Notice with respect to such Executory Contract (the “Cure Claim Amounts”) shall electronically file with the clerk of the Court an objection (the “Cure Claim Objection”) setting forth the grounds for objecting to the assumption of such Executory Contract and all claims and arrearages due and/or accrued against the Debtor under such Executory Contract and serve a copy of the Cure Claim Objection upon the Notice Parties listed in the Plan and Bar Date Notice so as to be actually received no later than the Objection Deadline and must appear at the Confirmation Hearing; and it is further

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ORDERED, that if a non-debtor party to an Executory Contract, upon receiving the Plan and Bar Date Notice, does not file a timely objection with the Court to the assumption of such party’s Executory Contract, then such non-debtor party shall have been deemed to consent to the assumption of such Executory Contract; and it is further

ORDERED, that any party that is required to file a Cure Claim Objection but fails to do so, shall be bound by the Cure Claim Amount and shall be forever barred from asserting any other claim(s) whatsoever against the Debtors, their estates and/or any other party; and it is further

ORDERED, that Energenics is approved as the stalking horse bidder pursuant to the Plan; and it is further

ORDERED, that the Competitive Process is approved as follows:

i.            Upon entry of this Order the Debtors shall begin the formal sales process, including the coordination of due diligence requests from prospective bidders, arranging for advertising as appropriate, and arranging for management meetings with potential bidders;

j.            In order to participate in the Competitive Process, a party must submit a (a “Qualified Bid”).  A Qualified Bid must be in writing and submitted so as to be actually received by the Notice Parties listed below no later than September 8, 2009 at 12:00 p.m. (Eastern Time) (the “Bid Deadline”).  A Qualified Bid must contain a mark-up of such bidder’s proposed plan to show all modifications from the Plan (such modified Plan, an “Alternative Plan”).  The only material modifications to the Plan may be to (i) replace Energenics as the Plan Funder (as defined in the Plan); (ii) provide for the payment in full of the DIP Financing on the Effective Date of such Alternative Plan; (iii) provide for payment in full in cash of the KL Note on the Effective Date of such Alternative Plan; (iv) provide a Plan Funding Amount of at least $200,000 to be paid on the Effective Date of such Alternative Plan; and (v) include payment of the Break-Up Fee and Expense Reimbursement on the Effective Date of such Alternative Plan.  The Alternative Plan must include the bidder’s proposed schedule of Executory Contracts and unexpired leases to be assumed.  The Alternative Plan may also include non-economic, non-material modifications provided that such modifications do not cause the Alternative Plan (in the Debtors’ discretion) to require re-solicitation under section 1127 of the Bankruptcy Code;

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k.           To be considered a Qualified Bid, a party must provide the following additional information to the Notice Parties no later than the Bid Deadline:

i.           Identification of the potential bidder, its principals, and the representatives thereof who are authorized to appear on the potential bidder’s behalf for all purposes, and an explanation of any affiliation with a competitor of any of the Debtors;

ii.           An executed binding, and irrevocable minimum Qualified Bid identifying any potential, non-material modifications to the Plan, which Qualified Bid will be irrevocable until at least two days after conclusion of the Confirmation Hearing;

iii.           Written evidence, satisfactory to the Debtors that the potential bidder has the financial wherewithal and ability to fully fund and consummate the Alternative Plan upon an Effective Date (as defined in the Plan), which shall include the following:  (a) current financial statements, (b) contact information for parties that can confirm financing availability, (c) proof of debt or equity funding commitments, and (d) other information that would show the potential bidder’s financial ability to fund and consummate the Alternative Plan;

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iv.           A good faith deposit of at least 10% of the bidder’s initial overbid in the form of a certified check or wire transfer to be held in escrow by the Debtors’ counsel (the “Deposit”);

v.           Written confirmation that the potential bidder’s offer is not subject to financing or any contingencies other than any contingencies included in the Plan;

l.           Any party wishing to participate in the Competitive Process must submit a Qualified Bid no later than September 8, 2009, at 12:00 p.m. (Eastern Time) (the “Bid Deadline”) to the following notice parties (the “Notice Parties”):

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Mark E. Felger	Jerrold N. Poslusny, Jr.
Cozen O’Connor	Cozen O’Connor
1201 North Market Street	LibertyView, Suite 300
Suite 1400	457 Haddonfield Road
Wilmington, DE 19801	Cherry Hill, NJ 08002
mfelger@cozen.com	jposlusny@cozen.com

Counsel for the Debtors	Counsel for the Debtors

Andrew M. Parlen	Christopher M. Samis
O’Melveny & Myers LLP	Richards Layton & Finger
400 South Hope Street	One Rodney Square
Los Angeles, CA 90071	920 North King Street
aparlen@omm.com	Wilmington, DE 19801
samis@rlf.com

Counsel for Energenics	Counsel for Energenics

Any bid received after the Bid Deadline (unless extended by the Debtors) shall not constitute a Qualified Bid, and will not be considered by the Debtors;

m.           In the event a Qualified Bid is timely received by the Notice Parties, the Debtors will conduct an “auction” for competitive plans on September 11, 2009, at 10:00 a.m. at the offices of Cozen O’Connor, 1900 Market Street, Philadelphia, Pennsylvania (the “Auction”);

n.           The Effective Date of the Plan or the Alternative Plan shall be no later than September 27, 2009;

o.           As set forth above, all bidders must submit an Alternative Plan, revising the Plan only to:  (i) replace Energenics as the Plan Funder (as defined in the Plan); (ii) provide for the payment in full in cash of the DIP Financing Facility on the Effective Date of such Alternative Plan; (iii) provide for payment in full in cash of the KL Note on the Effective Date of such Alternative Plan; (iv) provide a Plan Funding Amount of at least $200,000 to be paid on the Effective Date of such Alternative Plan; and (v) include payment of the Break-Up Fee and Expense Reimbursement on the Effective Date of such Alternative Plan; and it is further

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ORDERED, that the initial overbid shall be a minimum of $950,000 (consisting of the Break-Up Fee, the Expense Reimbursement and a minimum $100,000 increase to Energenics’ proposed $100,000 Plan Funding Amount (the “Initial Overbid”); and it is further

ORDERED, that after the Initial Overbid, successive bids at the Auction shall be in increments of no less than $25,000; and it is further

ORDERED, that in the event Qualified Bids are timely submitted, the Debtors shall conduct the Auction.  In the event that no Qualified Bids are submitted by the Bid Deadline, then Energenics will be deemed the Successful Bidder and the Debtors shall proceed with confirmation of the Plan.  Parties that have submitted a Qualified Bid may improve their bids at the Auction (after the Initial Overbid) in minimum increments of $25,000.  The parties shall taken into account Energenics’ entitlement to the Break-Up Fee and Expense Reimbursement in conducting the Auction and at all times in determining which bid is the higher and better bid and ultimately which bid is the highest and best bid.  Energenics shall be entitled to credit bid all or any part of the Break-Up Fee or Expense Reimbursement at the Auction.  Should overbidding occur, Energenics shall have the right, but not the obligation, to participate in the bidding and to be approved as the Successful Bidder based on any such subsequent overbid.  The bidding shall be continuous and competitive and shall not end until all Qualified Bidders have submitted their last and best offers; and it is further

13

ORDERED, that, at the conclusion of the Auction, the Debtors shall announce the highest and best bid (the “Successful Bidder”) and the second place bidder the (“Second Place Bidder”); and it is further

ORDERED, that the final bid of the Second Place Bidder shall remain in place through the Effective Date, and if for any reason the Successful Bidder does not timely close, the Debtors shall have the right to accept the bid of the Second Place Bidder and to close with the Second Place Bidder and the Second Place Bidder shall be obligated to comply with the Debtors’ exercise of this right; and it is further

ORDERED, that the Debtors will then seek confirmation of the Plan with Energenics or, in the event Energenics is not the Successful Bidder, the Alternative Plan with the Successful Bidder at the Confirmation Hearing; and it is further

ORDERED, that because the only material changes to the Plan will be to:  (i) replace Energenics as the Plan Funder; (ii) provide for the payment in full in cash of the DIP Financing Facility on the Effective Date; (iii) provide for payment in full in cash of the KL Note on the Effective Date; and (iv) provide for additional funds to creditors (i.e., a Plan Funding Amount of at least $200,000); there will be no material changes in the Plan if Energenics is not the Plan Funder that will negatively impact any class of creditors.  Absent further order of the Court, if the Debtors determine to seek confirmation of an Alternative Plan with a different Plan Funder re-balloting will not be necessary; it is further

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ORDERED, that either the Plan or an Alternative Plan be considered at the Confirmation Hearing; it is further

ORDERED, that as soon as practicable after the conclusion of the Auction, Deposits (plus accrued interest, if any) shall be returned to all bidders except the Successful Bidder and the Second Place Bidder.  If the Successful Bidder’s Alternative Plan is confirmed and becomes effective, the Successful Bidder’s Deposit (plus accrued interest, if any) shall be applied at closing, and the Second Place Bidder’s deposit shall be returned promptly after the Effective Date of the Plan or the Alternative Plan; and it is further

ORDERED, that any dispute as to any bidder’s intent or ability to close will be resolved by the Court at the Confirmation Hearing; and it is further

ORDERED, that the Break-Up Fee and Expense Reimbursement are hereby approved and shall be paid to Energenics, in full, on the Effective Date of an Alternative Plan if Energenics is not the Successful Bidder; and it is further

ORDERED, that the Debtors are authorized to take or refrain from taking any action necessary or appropriate to implement the terms of, and the relief granted in, this Order without seeking further order of the Court; and it is further

ORDERED, that the Court shall retain jurisdiction to enforce interpret or implement the terms of this Order.

DATED: _____________, 2009

Hon. Kevin J. Carey
Chief United States Bankruptcy Judge

15

EXHIBIT “A”

Ballot

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	:	Chapter 11
:
O2DIESEL CORPORATION and	:	Case No. 09-12585 (KJC)
O2DIESEL FUELS, INC.,	:
	:	(Jointly Administered)
Debtors.	:

BALLOT FOR ACCEPTING OR REJECTING
THE PLAN OF REORGANIZATION FOR THE DEBTORS

CLASS 1:  CLAIM OF ENERGENICS

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS SEPTEMBER 8, 2009 AT 4:00 P.M. (EASTERN TIME).  YOUR BALLOT MUST BE ACTUALLY RECEIVED BY THIS DEADLINE IN ORDER TO BE COUNTED

This Ballot (the “Ballot”) is submitted to you to solicit your vote to accept or reject the Debtors’ Joint Chapter 11 Plan of Reorganization (including all exhibits thereto and as the same may be further amended, modified or supplemented from time to time, the “Plan”) submitted by the above-captioned debtors and debtors in possession (the “Debtors”), which Plan was conditionally approved as the disclosure statement by order of the United States Bankruptcy Court for the District of Delaware by Order dated August 3, 2009.  The Plan provides information to assist you in deciding how to vote your Ballot.  If you do not have a copy of the Plan, you may obtain a copy from the Debtors by contacting Maryann Millis at: (a) Cozen O’Connor, 1201 North Market Street, Wilmington, Delaware 19801, or (b) (302) 295-2020.

The Plan can be confirmed by the Bankruptcy Court and thereby made binding on you if it is accepted by the holders of at least two-thirds in amount and more than one-half in number of the Claims in each impaired Class who vote on the Plan and if the Plan otherwise satisfies the applicable requirements of section 1129(a) under Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”).  If the requisite acceptances are not obtained, the Bankruptcy Court nonetheless may confirm the Plan if it finds that the Plan (a) provides fair and equitable treatment to, and does not unfairly discriminate against, the Class or Classes rejecting the Plan and (b) otherwise satisfies the requirements of section 1129(b) of the Bankruptcy Code.

You should review the Plan before you vote.  You may wish to seek legal advice concerning the Plan and your classification and treatment under the Plan.  Your claim has been placed in Class 1 under the Plan.  If you hold claims or equity interests in more than one class, you will receive a ballot for each class in which you are entitled to vote.

If your ballot is not received by Debtors at the address above on or before September 8, 2009 at 4:00 p.m. (Eastern Time) and such deadline is not extended, your vote will not count as either an acceptance or rejection of the Plan.

If the Plan is confirmed by the Bankruptcy Court it will be binding on you whether or not you vote.

ACCEPTANCE OR REJECTION OF PLAN

The undersigned, the holder of a Class 1 claim against the Debtors, in the unpaid amount of
$

(Check one box only)

[ ] ACCEPTS THE PLAN	[ ] REJECTS THE PLAN

Dated:____________

Print or type name:
Signature:
Title (if corporation or partnership)
Address:

RETURN THIS BALLOT ON OR BEFORE SEPTEMBER 8, 2009 at 4:00 p.m. (Eastern Time) TO:

Cozen O’Connor
1201 North Market Street
Suite 1400
Wilmington, DE 19801
Attn: Maryann Millis

2

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	:	Chapter 11
:
O2DIESEL CORPORATION and	:	Case No. 09-12585 (KJC)
O2DIESEL FUELS, INC.,	:
	:	(Jointly Administered)
Debtors.	:

BALLOT FOR ACCEPTING OR REJECTING
THE PLAN OF REORGANIZATION FOR THE DEBTORS

CLASS 3:  GENERAL UNSECURED CLAIMS

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS SEPTEMBER 8, 2009 AT 4:00 P.M. (EASTERN TIME).  YOUR BALLOT MUST BE ACTUALLY RECEIVED BY THIS DEADLINE IN ORDER TO BE COUNTED

This Ballot (the “Ballot”) is submitted to you to solicit your vote to accept or reject the Debtors’ Joint Chapter 11 Plan of Reorganization (including all exhibits thereto and as the same may be further amended, modified or supplemented from time to time, the “Plan”) submitted by the above-captioned debtors and debtors in possession (the “Debtors”), which Plan was approved as the disclosure statement by order of the United States Bankruptcy Court for the District of Delaware by Order dated August 3, 2009.  The Plan provides information to assist you in deciding how to vote your Ballot.  If you do not have a copy of the Plan, you may obtain a copy from the Debtors by contacting Maryann Millis at: (a) Cozen O’Connor, 1201 North Market Street, Wilmington, Delaware 19801, or (b) (302) 295-2020.

The Plan can be confirmed by the Bankruptcy Court and thereby made binding on you if it is accepted by the holders of at least two-thirds in amount and more than one-half in number of the Claims in each impaired Class who vote on the Plan and if the Plan otherwise satisfies the applicable requirements of section 1129(a) under Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”).  If the requisite acceptances are not obtained, the Bankruptcy Court nonetheless may confirm the Plan if it finds that the Plan (a) provides fair and equitable treatment to, and does not unfairly discriminate against, the Class or Classes rejecting the Plan and (b) otherwise satisfies the requirements of section 1129(b) of the Bankruptcy Code.

You should review the Plan before you vote.  You may wish to seek legal advise concerning the Plan and your classification and treatment under the Plan.  Your claim has been placed in Class 3 under the Plan.  If you hold claims or equity interests in more than one class, you will receive a ballot for each class in which you are entitled to vote.

If your ballot is not received by Debtors at the address above on or before September 8, 2009 at 4:00 p.m. (Eastern Time) and such deadline is not extended, your vote will not count as either an acceptance or rejection of the Plan.

If the Plan is confirmed by the Bankruptcy Court it will be binding on you whether or not you vote.

ACCEPTANCE OR REJECTION OF PLAN

The undersigned, the holder of a Class 3 claim against the Debtors, in the unpaid amount of
$

(Check one box only)

[ ] ACCEPTS THE PLAN	[ ] REJECTS THE PLAN

Dated:____________

Print or type name:
Signature:
Title (if corporation or partnership)
Address:

RETURN THIS BALLOT ON OR BEFORE SEPTEMBER 8, 2009 at 4:00 p.m. (Eastern Time) TO:

Cozen O’Connor
1201 North Market Street
Suite 1400
Wilmington, Delaware 19801
Attn: Maryann Millis

2

EXHIBIT “B”

Bar Date Notice

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	:	Chapter 11
:
O2DIESEL CORPORATION and	:	Case No. 09-12585 (KJC)
O2DIESEL FUELS, INC.,	:
	:	(Jointly Administered)
Debtors.	:

NOTICE OF: (A) DEADLINE TO FILE PROOFS OF CLAIM,
(B) HEARING ON CONFIRMATION OF THE DEBTORS’ PLAN, AND
(C) COMPETITIVE PROCESS FOR THE SALE OF THE DEBTORS’ EQUITY

TO:           ALL PERSONS OR ENTITIES WITH CLAIMS AGAINST THE DEBTORS

PLEASE TAKE NOTICE that the Bankruptcy Court for the District of Delaware (the “Court”) has entered Orders in the above-captioned cases: (a) establishing September 8, 2009 as the date by which proofs of claim must be filed, (the “Bar Date”), (b) scheduling confirmation of the Debtors’ Plan, and (c) approving a competitive process for the sale of the Debtors’ equity.

A.  The Bar Date

Except as described below, the Bar Date Order requires that any claims against the Debtors be filed by submitting a proof of claim with the Clerk of the Court (the “Clerk”) 824 North Market Street, 3rd Floor Wilmington, Delaware 19801, so that such proof of claim is actually received on or before the Bar Date.

Proofs of claim are deemed filed only when they are actually received by the Clerk and facsimile submissions will not be accepted.  Form proofs of claim are available from the Clerk at the same address.  A copy of the Proof of Claim or Interest must also be served at the time of filing upon the Debtors’ counsel at the following address: Cozen O’Connor, Attn:  Mark E. Felger, Esquire, 1201 North Market Street, Suite 1400, Wilmington, DE  19801.

Pursuant to the Bar Date Order, all persons or entities including, without limitations, individuals, partnerships, corporations, estates, trusts, unions (individually, a “Creditor,” and collectively, the “Creditors”) possessing claims against the Debtors (whether secured, priority or unsecured) that arose prior to July 21, 2009 (the “Petition Date”) are required to file a proof of claim by the Bar Date, except for governmental units, which date shall be January 18, 2010.

The following Creditors must file a proof of claim on or before the Bar Date, unless otherwise provided herein: (a) any Creditor whose claim is listed in the Debtors’ schedules of assets and liabilities (the “Schedules”) as “disputed,” “contingent” or “unliquidated” and who desires to participate in these Chapter 11 cases or share in any distribution; (b) any Creditor whose Claim is improperly classified in the Schedules or is listed in an incorrect amount and who desires to have its Claim allowed in a classification or amount other than what is set forth in the Schedules; (c) any Creditor asserting a Claim that is not listed in the Schedules; or (d) Claims asserted by governmental units (as defined in 11 U.S.C. § 101(27)).

The following Creditors do not need to file a proof of claim on or before the Bar Date: (a) any Creditor that (i) agrees with the nature, classification and amount of such Claim set forth in the Schedules and (ii) whose Claim against the Debtors is not listed as “disputed,” “contingent,” or “unliquidated” in the Schedules; (b) any Creditor that has already properly filed a proof of claim against the Debtors; (c) any Creditor whose Claim against the Debtors previously has been allowed by, or paid pursuant to, an order of this Court; (d) any Creditor asserting a Claim allowable under §§ 503(b) and 507(a)(1) of the Bankruptcy Code as an administrative expense of the Debtors’ Chapter 11 cases (except as provided herein); or (e) any holder of equity securities of the Debtors solely with respect to such holder's ownership interest in or possession of such equity securities.

Any Creditor that is required to a file a Proof of Claim in these Chapter 11 cases but that fails to do so in a timely manner, shall be forever barred, estopped and enjoined from: (a) asserting any Claim against the Debtors, the Debtors’ estates, or any successors in these Chapter 11 cases thereto that such Creditor has that (i) is in an amount that exceeds the amount, if any, that is set forth in the Schedules on behalf of such entity as undisputed, noncontingent, and liquidated , or (ii) is of a different nature or in a different classification (any such Claim referred to as an “Unscheduled Claim”); and (b) voting upon, or receiving distributions under, any plan or plans of reorganization in these Chapter 11 cases in respect of an Unscheduled Claim; and the Debtors and their property shall be forever discharged from any and all indebtedness or liability with respect to such Unscheduled Claim.

B.  The Plan Deadlines

A Plan was filed by the above-listed Debtors, on July 21, 2009.  Pursuant to 11 U.S.C. §1125(f)(1) and Fed. R. Bankr. P. 3016(b) and 3017.1, the Court has conditionally approved the Plan as the disclosure statement in these cases.

A hearing as to the adequacy of the Plan as the disclosure statement and to consider confirmation of the Plan (the “Confirmation Hearing”) shall be heard before The Honorable Kevin J. Carey, Chief United States Bankruptcy Judge, 824 North Market Street, Courtroom 5, 5th Floor, Wilmington, Delaware 19801 on September 15, 2009 at 10:00 a.m. (Eastern Time).

Copies of the Plan have been provided to:  (a) the United States Trustee; (b) the Debtors’ creditors and interested persons; (c) counsel for Energenics Holdings, Pte Ltd. (“Energenics”); (d) the Securities and Exchange Commission; and (e) all parties that have requested notice in these cases.  A copy is also on file with the Clerk of the United States Bankruptcy Court and may be reviewed during regular business hours.

Objections shall be in writing and filed with the Clerk and served upon the following “Notice Parties”:  (a) the attorneys for the Debtors, Mark E. Felger, Esquire, Chase Manhattan Centre, 1201 North Market Street, Suite 1400, Wilmington, DE 19801, (b) counsel for Energenics, Andrew M. Parlen, Esquire, O’Melveny & Myers LLP, 400 South Hope Street, Los Angeles, CA  90071, and (c) the Office of the United States Trustee, 844 King Street, Suite 2207, Lockbox 35, Wilmington, DE 19801, no later than September 8, 2009 at 4:00 p.m. (Eastern Time) (the “Objection Deadline”) and must appear at the Confirmation Hearing.

2

The Plan seeks approval of the assumption of the executory contracts set forth therein (the “Executory Contracts”), pursuant to §365 of the Bankruptcy Code and Bankruptcy Rule 6006.  In connection with the assumption of the Executory Contracts, the Court has directed that any non-debtor party to an Executory Contracts who objects to the assumption of such Executory Contract or disputes the cure claims listed in the Plan with respect to such Executory Contract (the “Cure Claim Amounts”) shall electronically file with the Clerk an objection (the “Cure Claim Objection”) setting forth the grounds for objecting to the assumption of such Executory Contract and all claims and arrearages due and/or accrued against the Debtor under such Executory Contract and serve a copy of the Cure Claim Objection upon the Notice Parties listed above. so as to be actually received no later than the Objection Deadline and must appear at the Confirmation Hearing.  If a non-debtor party to an Executory Contract, upon receiving this notice, does not file a timely objection with the Court to the assumption of such Executory Contract, then such non-debtor party shall have been deemed to consent to the assumption of such Executory Contract.

Any party that is required to file a Cure Claim Objection but fails to do so, shall be bound by the Cure Claim Amount and shall be forever barred from asserting any other claim(s) whatsoever against the Debtors, its estates and/or any other party.

To request copies of the Plan, contact the Debtors’ attorneys listed below.

C.  The Competitive Process

Pursuant to an Order of the Court dated August 3, 2009, approving certain procedures to be implemented in connection with the competitive process (the “Competitive Process Order”) for the sale of the Debtors’ equity through an “Alternative Plan,” the Court has scheduled: (a) an Auction to be held on September 11, 2009 at 10:00 a.m. (Eastern Time) at the Philadelphia offices of Cozen O’Connor, 1900 Market Street, Philadelphia Pennsylvania, to consider any higher and better offers, if any, in accordance with the Competitive Process Order (the “Auction”); and (b) the Confirmation Hearing to consider approval of the Alternative Plan, if any.

As further set forth in the Competitive Process Order, there are certain requirements that a potential purchaser must satisfy before being considered a “Qualified Bidder” and being permitted to attend the Auction.  In addition, each potential purchaser must submit its proposed bid, its Alternative Plan and other required information to the Notice Parties by the Objection Deadline.  If you are interested in obtaining additional information or being considered a Qualified Bidder, please contact the Debtors’ attorneys, listed below, to request a copy of the Competitive Process Order.

3

Dated: August 3, 2009	COZEN O’CONNOR

______________________________
Mark E. Felger (No. 3919)
1201 North Market Street, Suite 1400
Wilmington, DE 19801
Telephone: (302) 295-2000
Facsimile: (302) 295-2013
Email: mfelger@cozen.com

- and -

Jerrold N. Poslusny, Jr.
LibertyView, Suite 300
457 Haddonfield Road
Cherry Hill, NJ 08002
Telephone: (856) 910-5000
Facsimile: (877) 526-3069
Email: jposlusny@cozen.com

Proposed Counsel to the Debtors and
Debtors-in-Possession

4

EXHIBIT “C”

Publication Notice

O2DIESEL CORP. and O2DIESEL FUELS, INC.
NOTICE OF DEADLINES

Please take notice that the Bankruptcy Court for the District of Delaware has entered a “Bar Date Order” in the Chapter 11 bankruptcy cases of O2Diesel Corporation and O2Diesel Fuels, Inc. (the “Debtors”) Case Nos. 09-12585 (KJC) and 09-12586 (KJC) (Jointly Administered) establishing September 8, 2009, as the claims bar date (the “Bar Date”). The Bar Date Order requires that any claims against the Debtors be filed by submitting a proof of claim (a “Claim”) with the Court, 824 North Market St., 3rd Floor Wilmington, DE 19801, so that such Claim is actually received on or before the Bar Date. A copy of the Claim must also be served upon the Debtors’ counsel: Cozen O’Connor, Attn:  Mark E. Felger, Esquire, 1201 North Market St., Ste. 1400, Wilmington, DE  19801.  If you believe that you have a Claim against the Debtors, that arose prior to July 21, 2009 (the “Petition Date”) and you have not received a notice from the Debtors regarding same, please contact the Debtors’ attorney at the address above or at 302-295-2000.  Any Creditor that is required to file a Claim but  fails to timely do so, shall be forever barred, estopped and enjoined from: (a) asserting any Claim against the Debtors, their estates, or any successor in these cases that (i) exceeds the amount, if any, that is set forth in the Schedules on behalf of such entity as undisputed, noncontingent, and liquidated, or (ii) is of a different nature or classification (any such Claim, an “Unscheduled Claim”); and (b) voting upon, or receiving distributions under any plan of reorganization in these cases in respect of an Unscheduled Claim; and the Debtors and their property shall be forever discharged from any and all indebtedness or liability with respect to such Unscheduled Claim. Please take further notice that the Debtors filed a Plan on the Petition Date, which the Court has conditionally approved as the disclosure statement and has scheduled a confirmation hearing for September 15, 2009 at 10:00 a.m. (ET). Copies of the Plan are on file with the Court and may be reviewed during regular business hours. To request a copy of the Plan, please contact the Debtors’ attorneys, listed above. Objections to the Plan are to be filed and served no later than September 8, 2009 at 4:00 p.m. (ET) (the “Objection Deadline”). Please take further notice that pursuant to an Order of the Court approving certain procedures to be implemented in connection with the competitive process (the “Competitive Process Order”) for the sale of the Debtors’ equity through an “Alternative Plan,” the Court has scheduled: (a) an “Auction” to be held on September 11, 2009 at 10:00 a.m. (ET) at the Philadelphia offices of Cozen O’Connor, 1900 Market St., Philadelphia, PA, to consider any higher and better offers in accordance with the Competitive Process Order; and (b) the Confirmation Hearing to consider approval of the Alternative Plan.  The Competitive Process Order sets forth certain requirements that a potential purchaser must satisfy before being considered a “Qualified Bidder” and being permitted to attend the Auction. In addition, each potential purchaser must submit its proposed bid, its Alternative Plan and other required information to the Debtors and other notice parties by the Objection Deadline. If you are interested in obtaining information or to be considered a Qualified Bidder, please contact the Debtors’ attorneys listed above.

EXHIBIT “D”

Shareholder Notice

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	:	Chapter 11
:
O2DIESEL CORPORATION and	:	Case No. 09-12585 (KJC)
O2DIESEL FUELS, INC.,	:
	:	(Jointly Administered)
Debtors.	:

COURT APPROVED SUMMARY OF PLAN
ADDRESSED TO SHAREHOLDERS

On July 21, 2009, (the “Petition Date”), O2Diesel Corporation (“O2 Corp.”) and O2Diesel Fuels, Inc. (“O2 Inc.” and with O2 Corp., the “Debtors”) filed voluntary petitions for relief under the small business provisions of Chapter 11 of the Bankruptcy Code.  On the Petition Date, the Debtors also filed a joint plan of reorganization (the “Plan”) and a motion to approve, inter alia, service of the Plan and a process for consideration of confirmation of the Plan.

On August 3, 2009, the Court entered an Order approving the Plan Motion (the “Plan Motion Order”).  Pursuant to the Plan Motion Order, the Debtors are providing you with this notice of the Plan, a summary of the Plan and deadlines related to confirmation of the Plan (the “Shareholder Notice”).

The Court approved the Shareholder Notice because the Plan and its accompanying documents is over 50 pages in length and the cost to copy and mail the Plan and accompanying documents to each shareholder would not be cost effective.

The Plan provides for the cancellation of existing stock of O2 Corp. and for O2 Corp. to issue new common stock to Energenics Holdings, Pte Ltd. (“Energenics”).  In exchange for newly issued common stock in O2 Corp., Energenics will pay $780,000 through:  (a) a credit bid of its secured claims, and (b) a cash payment of $100,000 to the Reorganized Debtors for distribution to certain allowed administrative, priority and general unsecured claims (after payment of expenses related to reconciliation and objections to claims (the “Plan Funding Amount”), plus Energenics will waive its unsecured claim.  At this time the Debtors estimate that there will be allowed unsecured claims totaling approximately $2,300,000.  This will result in a distribution of approximately 5% due to Energenics’ waiver of any distribution on account of its unsecured claim.

Because the Bankruptcy Code requires a debtor to pay all of its general unsecured claims in full prior to making any payment to shareholders, the Debtors will not be making any distributions to shareholders.  Because current shareholders will not receive any distribution, they will be deemed to have rejected the Plan.

Nevertheless, if you would like to receive a copy of the Plan, please contact the Debtors’ attorneys in writing at the address below.

PLEASE TAKE NOTICE that Objections to confirmation of the Plan shall be in writing and filed with the Clerk and served upon the following “Notice Parties”:  (a) counsel for the Debtors, Mark E. Felger, Esquire, 1201 North Market Street, Suite 1400, Wilmington, DE 19801, (b) counsel for Energenics, Andrew M. Parlen, Esquire, O’Melveny & Myers LLP, 400 South Hope Street, Los Angeles, CA  90071, and (c) Mark E. Kenney, Esquire, Office of the United States Trustee, 844 King Street, Suite 2207, Lockbox 35, Wilmington, DE 19801, no later than September 8, 2009, at 4:00 p.m. (Eastern Time)

PLEASE TAKE FURTHER NOTICE that a hearing to consider confirmation of the Plan and any objections thereto shall be held on September 15, 2009 at 10:00 a.m. (Eastern Time) before the Honorable Kevin J. Carey, Chief United States Bankruptcy Judge, at the United States Bankruptcy Court for the District of Delaware, 824 North Market Street, 5th Floor, Courtroom 5, Wilmington, DE 19801.

Dated: August 3, 2009	COZEN O’CONNOR

______________________________
Mark E. Felger (No. 3919)
1201 North Market Street
Suite 1400
Wilmington, DE 19801
Telephone: (302) 295-2000
Facsimile: (302) 295-2013
Email: mfelger@cozen.com

- and -

Jerrold N. Poslusny, Jr.
LibertyView, Suite 300
457 Haddonfield Road
Cherry Hill, NJ 08002
Telephone: (856) 910-5000
Facsimile: (877) 526-3069
Email: jposlusny@cozen.com

Proposed Counsel to the Debtors and
Debtors-in-Possession

2